UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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FLIR SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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27700 SW Parkway Avenue

Wilsonville, Oregon 97070

(503) 498 -3547

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 22, 2016

To the Shareholders of FLIR Systems, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of FLIR Systems, Inc. (the “Company”) will be held on Friday, April 22, 2016, at 10:00 a.m., local time at the principal executive offices of FLIR Systems, Inc. at 27700 SW Parkway Avenue, Wilsonville, Oregon 97070 for the following purposes:

1.	Election of Directors. To elect the ten director nominees identified in the attached Proxy Statement, each for a one-year term expiring in 2017 and to hold office until his or her successor is elected and qualified;

2.	Ratification of Appointment of the Independent Registered Public Accounting Firm. To ratify the appointment by the Audit Committee of the Company’s Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016;

3.	Approval of Amendment No. 1 to Articles of Incorporation. To approve an amendment of the Company’s Second Articles of Incorporation to Adopt a Majority Vote Standard for the removal of Directors.
4.	Approval of Amendment No. 2 to Articles of Incorporation. To approve an amendment of the Company’s Second Articles of Incorporation to Adopt a Majority Vote Standard to amend, alter, change or repeal the provision relating to the removal of directors in the Company’s Second Articles of Incorporation.

5.	Shareholder Proposal. To consider the shareholder proposal included in the attached Proxy Statement if properly presented at the Annual Meeting; and

6.	Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors of the Company has fixed the close of business on February 22, 2016 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

On or about March 9, 2016, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2015 annual report can be accessed directly at the following Internet address: www.flir.com/investor.

By Order of the Board,

Earl R. Lewis

Chairman of the Board of Directors

Wilsonville, Oregon

March 9, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2016

The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at www.flir.com/investor and www.proxyvote.com.

IT IS IMPORTANT THAT PROXIES BE COMPLETED AND SUBMITTED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SUBMIT YOUR VOTE BY PROXY VIA THE INTERNET, BY TELEPHONE OR BY MAIL IN THE ENCLOSED POSTAGE-PAID ENVELOPE IN ACCORDANCE WITH THE ACCOMPANYING INSTRUCTIONS.

FLIR SYSTEMS, INC.

27700 SW Parkway Avenue

Wilsonville, Oregon 97070

(503) 498-3547

PROXY STATEMENT

for the

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 22, 2016

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of FLIR Systems, Inc., an Oregon corporation (“FLIR,” the “Company,” “we,” “us,” or “our”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors” or the “Board”) from holders of the outstanding shares of FLIR common stock, par value $0.01 per share (the “Common Stock”), for use at the Company’s Annual Meeting of Shareholders to be held on April 22, 2016, at 10:00 a.m., local time at the principal executive offices of FLIR Systems, Inc. at 27700 SW Parkway Avenue, Wilsonville, OR 97070, and at any adjournment or postponement thereof (the “Annual Meeting”). At the Annual Meeting, shareholders will be asked to elect ten members to the Board of Directors, ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, amend the Company’s articles of incorporation to adopt a majority vote standard, consider the shareholder proposal included in this Proxy Statement, if properly presented at the Annual Meeting, and transact such other business as may properly come before the Annual Meeting. This Proxy Statement, together with the enclosed proxy card, is first being made available to shareholders of FLIR on or about March 9, 2016.

Solicitation, Voting and Revocability of Proxies

The Board of Directors has fixed the close of business on February 22, 2016 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 137,558,972 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If you are a shareholder of record, you can vote (i) by attending the Annual Meeting and voting in person, (ii) by signing, dating and mailing in your proxy card, or (iii) by following the instructions on your proxy card for voting by telephone or on the Internet. If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

If the form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the ten nominees to the Board of Directors, FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2015,

FOR amendment no. 1 to the Company’s articles of incorporation to eliminate the supermajority voting requirement and adopt a simple majority voting standard relating to the removal of directors, FOR amendment no. 2 to the Company’s articles of incorporation to remove the supermajority voting requirement and adopt a simple majority voting standard to amend, alter, change of repeal the provision relating to the removal of directors in the Company’s articles of incorporation, and AGAINST the shareholder proposal included in this Proxy Statement. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

A shareholder may revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Corporate Secretary, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070, or by attending the Annual Meeting and voting in person (although the mere presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder’s previous proxy). A shareholder who attends the Annual Meeting need not revoke a previously executed proxy and vote in person unless such shareholder wishes to do so. All valid, unrevoked proxies will be voted at the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company’s Board of Directors has ten members and all director nominees will stand for election to a one-year term.

Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy FOR the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the number of directors constituting the Board of Directors may be reduced prior to the Annual Meeting or the proxies may be voted for the election of such other person as the Board of Directors may recommend.

Information as to Nominees and Continuing Directors

The following table sets forth the names of the Board of Directors’ nominees for election as a director and those directors who will continue to serve after the Annual Meeting. Also set forth in this section is certain other information with respect to each such person’s age (as of the date of the Annual Meeting), principal occupation and business experience during at least the past five years, the periods during which he or she has served as a director of FLIR, the expiration of his or her term as a director, and any position(s) currently held with FLIR.

Nominees:	Age	Director Since	Position Held with FLIR
John D. Carter	70	2003	Director
William W. Crouch	74	2005	Director
Catherine A. Halligan	53	2014	Director
Earl R. Lewis	72	1999	Chairman of the Board of Directors
Angus L. Macdonald	61	2001	Director
Michael T. Smith	72	2002	Director
Cathy A. Stauffer	56	2014	Director
Andrew C. Teich	55	2013	Director and Chief Executive Officer
John W. Wood, Jr.	72	2009	Director
Steven E. Wynne	64	1999	Director

Nominees

JOHN D. CARTER. Mr. Carter has served as a director of the Company since August 2003. From 2002 to 2005, Mr. Carter was a principal in the consulting firm of Imeson & Carter, which specialized in transportation and international business transactions. Mr. Carter served as President and Chief Executive Officer of Schnitzer Steel Industries Inc., a metals recycling company, from May 2005 to November 2008. Since December 1, 2008, Mr. Carter has served as Chairman of the Board of Directors of Schnitzer Steel Industries, Inc. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc. including Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly owned subsidiary. Mr. Carter is a member of the Board of Directors and Chairman of the Audit Committee of Northwest Natural Gas Company. He is Chairman of privately-owned Kuni Enterprises, Inc. and is a member of the Boards of privately-owned JELD-WEN, Inc. and the Oregon chapter of the Nature Conservancy. He also is the principal owner and manager of Birch Creek Associates LLC, which is engaged in agricultural and commercial land ownership, including vineyard ownership, and Dusky Goose LLC, which is in the wine production and sales business. He received his BA in History from Stanford University and his JD from Harvard Law School. In addition to his legal experience gained while practicing law, Mr. Carter brings many years of senior executive management experience, most recently as president and chief executive officer of a multi-billion dollar public company. This combination of legal and management experience enables Mr. Carter to provide guidance to the Company in the areas of legal risk oversight, enterprise risk management, corporate governance, financial management and corporate strategic planning.

GENERAL WILLIAM W. CROUCH (UNITED STATES ARMY—RETIRED). General Crouch has served as a director of the Company since May 2005. General Crouch retired from the United States Army in 1999 following a 36-year career during which he served in numerous roles including Commanding General—Eighth Army and Chief of Staff, United Nations Command and United States Forces Korea; Commander in Chief, United States Army, Europe; Commanding General, NATO Implementation (later Stabilization) Force, Bosnia/Herzegovina; and the United States Army’s 27th Vice Chief of Staff. Until 2010, he served as one of five generals who oversaw the Army’s Battle Command Training Program. In October 2000, General Crouch was named co-chair of the USS COLE Commission, which was formed to examine the terrorist attack on the USS COLE. He has served as a Distinguished Senior Fellow with the Center for Civil Military Operations at the United States Naval Post Graduate School, and serves on the Board of the Keck Institute for International and Strategic Studies at Claremont McKenna College. He received a B.A. in Civil Government from Claremont McKenna College, and a M.A. in History from Texas Christian University. He holds an Advanced Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. General Crouch’s career as an Army officer and continuing interest in the United States military afford the Company significant insight into the Company’s important military customers in terms of strategic and tactical doctrines and how the Company’s products should be developed and adapted to facilitate the implementation of these doctrines. General Crouch also possesses an understanding of the political and military realities in certain global regions in which the Company’s products are employed. In addition, General Crouch’s experience in senior leadership roles in large Army commands enables him to offer guidance on the leadership of complex organizations such as the Company.

CATHERINE A. HALLIGAN. Ms. Halligan has served as a director of the Company since March 2014. She served as Advisor to Narvar, a supply chain and post purchase optimization SaaS technology from 2013-2016. Previously, Ms. Halligan was an Advisor to PowerReviews Inc., a leading social commerce network, from January to March 2012 and Senior Vice President Sales and Marketing from July 2010 to January 2012. Prior to joining PowerReviews Inc., Ms. Halligan held several executive level positions with prominent retailers. From 2005 to 2010, Ms. Halligan served in various executive positions with Walmart, a retailer, including as Vice President Market Development, Global eCommerce from 2009 to 2010 and as Chief Marketing Officer of Walmart.com from 2007 to 2009 along with other executive roles from 2005 to 2009. From 2000 to 2005, Ms. Halligan was an associate partner at Prophet, a management consulting firm. From 1996 to 1999, Ms. Halligan held retail management positions with Williams Sonoma Inc., including Vice President and General Manager, Internet and Vice President, Marketing. Ms. Halligan also has previous executive marketing retail experience with Blue Nile, Inc. and the Gymboree Corporation. Ms. Halligan began her career as a Marketing and Planning Analyst for Lands’ End from 1987 to 1991. Since January 2012, Ms. Halligan has served as an independent director at Ulta Beauty, where she chairs the Compensation Committee and is a member of the Nominating and Governance Committee, and previously served for two years on the Audit Committee. Ms. Halligan received her B.S. in Finance from Northern Illinois University. With over 20 years of experience in marketing, digital and e commerce within the retail industry, Ms. Halligan provides significant expertise with respect to strategic marketing issues, Internet technology and omnichannel business capabilities.

EARL R. LEWIS. Mr. Lewis served as Chairman, President and Chief Executive Officer of the Company from November 2000 until his retirement in May 2013 as President and Chief Executive Officer. He continues to serve as Chairman of the Board. Mr. Lewis was initially elected to the Board in June 1999 in connection with the acquisition of Spectra Physics AB (which at the time owned approximately 35% of the Company) by Thermo Instrument Systems, Inc. Prior to joining FLIR, Mr. Lewis served in various capacities at Thermo Instrument Systems, Inc., with his last role as President and Chief Executive Officer. Mr. Lewis is a member of the Board of Directors of Harvard BioScience and NxStage Medical, Inc., and Tecogen. Mr. Lewis is a Trustee of Clarkson University and New Hampton School. Mr. Lewis holds a B.S. from Clarkson College of Technology and has attended post-graduate programs at the University of Buffalo, Northeastern University and Harvard University. Mr. Lewis holds a Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. Mr. Lewis’ leadership of the Company in the past decade affords him a deep understanding of the Company’s technology and operations, as well as the markets in which the Company operates. Mr. Lewis’ prior service in executive management positions and his past and present service on other boards of directors, including public company boards, enable him to provide insight and guidance in an array of areas including global operations and strategic planning, enterprise risk management, and corporate governance. Mr. Lewis has played, and continues to play, an active role in the Company’s financial management and corporate development, including merger and acquisition activity.

ANGUS L. MACDONALD. Mr. Macdonald has served as a director of the Company since April 2001. In 2000, Mr. Macdonald founded and is currently President of Venture Technology Merchants, LLC, an advisory and merchant banking firm to growth companies regarding capital formation, corporate development and strategy. From 1996 to 2000, Mr. Macdonald was Senior Vice President and headed Special Situations in the health care equities research group at Lehman Brothers, Inc. Prior to joining Lehman Brothers, Mr. Macdonald was a senior securities analyst at Fahnestock, Inc. (now Oppenheimer). He holds a B.A. from the University of Pennsylvania and an MBA from Cranfield University, UK. Through his more than 20 years of experience in investment and merchant banking, Mr. Macdonald has developed extensive expertise in corporate development strategies for technology enterprises such as the Company as well as in financial structuring and strategy. Mr. Macdonald’s years of experience in the financial services sector benchmarking and comparing best practices operationally as well as from an executive management and compensation perspective, provide the Company with insight into the value creation impacts of various financial and operational strategies. These skills enable him to successfully serve as a member of the Company’s Audit and Compensation Committees and to provide insight to the Company in the development of its financial management, capital deployment, employee compensation and executive retention strategies.

MICHAEL T. SMITH. Mr. Smith has served as a director of the Company since July 2002. From 1997 until his retirement in May 2001, Mr. Smith was Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation. From 1985 until 1997, he served in a variety of capacities for Hughes, including Vice Chairman of Hughes Electronics, Chairman of Hughes Missile Systems and Chairman of Hughes Aircraft Company. Prior to joining Hughes in 1985, Mr. Smith spent nearly 20 years with General Motors in a variety of financial management positions. Mr. Smith is also a director of Teledyne Technologies Incorporated, WABCO Holdings Inc., and Zero Gravity Solutions. He was previously a director of Ingram Micro. Mr. Smith holds a B.A. from Providence College and an MBA from Babson College. He also served as an officer in the United States Army. Throughout his career, Mr. Smith has had extensive financial and general management experience, including service as the chief executive officer of a large public company. These skills and experiences qualify him to serve as the Company’s Audit Committee financial expert and also provides the Company with expertise in corporate governance, enterprise risk management and strategic planning as well as in the areas of global operations and corporate strategic development.

CATHY A. STAUFFER. Ms. Stauffer has served as a director of the Company since March 2014. Ms. Stauffer has owned and operated her own consulting Company, Cathy Stauffer Consulting, since September 2005. Cathy Stauffer Consulting specializes in consumer technology products and assists clients in identifying and understanding key opportunities and market trends, and developing strategies and tactics for successful market implementation and consumer adoption. In 2010, Ms. Stauffer also served as the Executive Vice President of Market Development for Premier Retail Networks / IZ-ON Media, a Technicolor owned digital media company. From 2004 to 2005, Ms. Stauffer served as Senior Vice President Marketing and Chief Marketing Officer for Gateway Computers, a global personal computer original equipment manufacturer and consumer electronics direct marketer. From 1977 to 1993 and from 1997 to 2004, Ms. Stauffer served in multiple capacities, including as President and in other executive roles, for The Good Guys, Inc., a consumer electronics specialty retailer. Ms. Stauffer also currently serves as the Chairman of BevMo!, a leading specialty retailer of alcoholic beverages and related products and Wilton Brands LLC. Ms. Stauffer’s over three decades of experience in the branding, marketing, communications and market insights in the consumer electronics industry affords the Board valuable insight into the strategic marketing of consumer electronics, a continually increasing focus of the Company.

ANDREW C. TEICH. Mr. Teich has been President and Chief Executive Officer of the Company since May 2013. He was elected to the Company’s Board of Directors in July 2013. Previously, Mr. Teich was President of

the Company’s Commercial Systems Division from January 2010 to May 2013. From April 2006 to January 2010, he served as President of the Company’s Commercial Vision Systems Division. From 2000 to 2006, he served as the Senior Vice President of Sales and Marketing and then as Co-President of the Imaging Division at FLIR. Mr. Teich joined FLIR as Senior Vice President, Marketing, as a result of FLIR’s acquisition of Inframetrics in March 1999. While at Inframetrics, Mr. Teich served as Vice President of Sales and Marketing from 1996 to 1999. From 1984 to 1996, Mr. Teich served in various capacities within the sales organization at Inframetrics. He holds a B.S. in Marketing from Arizona State University and is an alumnus of the Harvard Business School Advanced Management Program. Mr. Teich has been a Director of Sensata Technologies Inc. since May 2013. Mr. Teich’s over 30-year career in the thermal imaging industry, including the last 16 years with the Company, has enabled him to develop a comprehensive understanding of the Company’s technologies, operations and markets. Combined with prior executive service in roles of increasing responsibility, Mr. Teich’s skill set affords the Company expertise in technology innovation, strategic planning, global operations, and sales and marketing.

JOHN W. WOOD, JR. Mr. Wood has served as a director of the Company since May 2009. Mr. Wood served as Chief Executive Officer of Analogic Corporation, a leading designer and manufacturer of medical imaging and security systems, from 2003 to 2006. Prior to joining Analogic, Mr. Wood held senior executive positions over a 22-year career at Thermo Electron Corporation. He served as President of Peek Ltd., a division of Thermo Electron Corporation, and as a Senior Vice President of the parent company. He previously served as President and Chief Executive Officer of Thermedics, a subsidiary of Thermo Electron Corporation. Mr. Wood is a director of ESCO Corporation and American Superconductor Corporation. Mr. Wood earned a Bachelor’s degree in Electrical Engineering from Louisiana Tech University and a Master’s degree in Electrical Engineering from Massachusetts Institute of Technology. Mr. Wood holds an Executive Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. Through his academic training and his extensive executive experience with companies in relevant industries, Mr. Wood possesses the knowledge and expertise to understand and offer guidance regarding the Company’s technologies and markets. In addition, as the former chief executive officer of a public company, Mr. Wood is qualified to provide leadership in the areas of corporate governance, operations and enterprise risk management.

STEVEN E. WYNNE. Mr. Wynne has served as a director of the Company since November 1999. Since July 2012, Mr. Wynne has served as an Executive Vice President of Moda, Inc., a diversified insurance and pharmacy company, where he previously served as Senior Vice President, from February 2010 to January 2011. From January 2011 through July 2012, he served as Executive Vice-President of JELD-WEN, Inc., an international manufacturer of doors and windows. From March 2004 through March 2007, Mr. Wynne was President and Chief Executive Officer of SBI International, Ltd., parent company of sports apparel and footwear company Fila. From August 2001 through March 2002, and from April 2003 through February 2004, Mr. Wynne was a partner in the Portland, Oregon law firm of Ater Wynne LLP. Mr. Wynne served as acting Senior Vice President and General Counsel of the Company from April 2002 through March 2003. Mr. Wynne was formerly Chairman and Chief Executive Officer of eteamz.com, an online community serving amateur athletics, from June 2000 until its sale to Active.com in January 2001. From February 1995 to March 2000, Mr. Wynne served as President and Chief Executive Officer of adidas America, Inc. Prior to that time, he was a partner in the law firm of Ater Wynne LLP. Mr. Wynne received an undergraduate degree and a J.D. from Willamette University. Mr. Wynne also serves on the boards of directors of JELD-WEN, Inc., Pendleton Woolen Mills and Cityfyd. Mr. Wynne has been associated with the Company in a variety of capacities since 1983, including prior service as its outside counsel. By virtue of this extensive relationship, Mr. Wynne has developed a high degree of familiarity with the Company’s operations, risks and opportunities. In addition, Mr. Wynne’s legal training and senior executive leadership experience with other companies qualify him to provide insight and guidance as a member of the Company’s Audit Committee, as well as in the areas of corporate governance, strategic planning and enterprise risk management.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees for director. If a quorum is present, a director nominee will be elected if the number of votes cast FOR the nominee exceeds the number of votes cast AGAINST such nominee. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but will have no effect on the election of directors.

CORPORATE GOVERNANCE AND RELATED MATTERS

Communications with Directors

Shareholders and other parties interested in communicating directly with the Chairman or with the non-employee directors as a group may do so by writing to the Chairman of the Board, c/o Corporate Secretary, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070. Concerns relating to accounting, internal controls or auditing matters are promptly brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Meetings

During 2015, the Company’s Board of Directors held six meetings. Each incumbent director attended more than 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served, during the period in which he or she served as a director or a committee member, as applicable, in 2015. Under the Company’s Corporate Governance Principles, each director is expected to commit the time necessary to prepare for and attend all Board meetings and meetings of committees of the Board on which he or she serves, as well as the Company’s Annual Meeting of Shareholders. All members of the Company’s Board of Directors attended the 2015 Annual Meeting of Shareholders.

Board of Directors Independence

The Company’s Corporate Governance Principles provide that the Board of Directors must be comprised of a majority of independent directors. The Board of Directors reviews annually the relationship that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and determines the independence of each director. The Board has determined that each of the directors of the Company is “independent” as defined by applicable NASDAQ Stock Market (“NASDAQ”) rules, except for Mr. Lewis, who recently retired as the Company’s President and Chief Executive Officer, and Mr. Teich, the Company’s current President and Chief Executive Officer. The Board of Directors took into account all relevant facts and circumstances in making this determination.

Board of Directors Committees

The Board of Directors has standing Audit, Compensation, and Corporate Governance Committees. Each committee operates pursuant to a written charter, which is reviewed annually. The charter of each committee may be viewed online at www.flir.com/investor. The performance of each committee is reviewed annually. Each committee may obtain advice and assistance from internal or external legal, accounting and other advisors. The members of the Audit, Compensation, and Corporate Governance Committees have all been determined to be “independent” as defined by applicable NASDAQ rules. The members of each committee are identified in the following table.

Name	Audit	Corporate Governance	Compensation
John D. Carter		Chair
William W. Crouch		X	X
Catherine A. Halligan	X
Earl R. Lewis
Angus L. Macdonald	X		Chair
Michael T. Smith	Chair		X
Cathy A. Stauffer			X
Andrew C. Teich
John W. Wood, Jr.		X
Steven E. Wynne	X	X

The Audit Committee is responsible for, among other things: overseeing the integrity of the Company’s financial statements and financial reporting process; the Company’s compliance with legal and regulatory requirements; the independent registered public accounting firm’s qualifications, appointment and independence; the performance of the internal audit function; the review of all third-party transactions involving, directly or indirectly, the Company and any of its directors or officers; and the adequacy of the Company’s accounting and internal control systems. During fiscal year 2015, the Audit Committee held five meetings.

The Compensation Committee is responsible for, among other things, all matters relating to the compensation of the Company’s executives, including salaries, bonuses, fringe benefits, incentive compensation, equity-based compensation, retirement benefits, severance pay and benefits, and compensation and benefits in the event of a change of control of the Company. The Compensation Committee also administers the Company’s equity compensation plans. During fiscal year 2015, the Compensation Committee held eight meetings and acted by unanimous written consent one time. See also the “Compensation Discussion and Analysis” section of this Proxy Statement for additional details on the governance of the Compensation Committee and a description of the Company’s processes and procedures for determining executive compensation.

The Corporate Governance Committee is responsible for, among other things: recommending to the Board operating policies that conform to appropriate levels of corporate governance practice; overseeing the Board’s annual self-evaluation; identifying qualified candidates to serve on the Board; determining the qualification of Board members; evaluating the size and composition of the Board and its committees; reviewing the Company’s Corporate Governance Principles; reviewing the compensation policies for non-employee directors; providing oversight assistance of management activities relating to the integrity and security of the Company’s information technology systems, and recommending nominees to stand for election at each annual meeting of shareholders. The Corporate Governance Committee seeks candidates to serve on the Board who are persons of integrity, with significant accomplishments and recognized business experience, but does not have any specific minimum qualifications or criteria for director nominees. As required by its charter, the Corporate Governance Committee considers diversity of backgrounds and viewpoints when considering nominees for director but has not established a formal policy regarding diversity in identifying director nominees. During fiscal year 2015, the Corporate Governance Committee held four meetings.

Shareholder Nominations

The Corporate Governance Committee will review recommendations by shareholders of individuals for consideration as candidates for election to the Board of Directors. Any such recommendations should be submitted in writing to the Corporate Secretary, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070. Historically, the Company has not had a formal policy concerning shareholder recommendations to the Corporate Governance Committee (or its predecessors) because the informal consideration process in place to date has been adequate given that the Company has never received any director recommendations from shareholders. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. The Corporate Governance Committee will consider director candidates recommended by shareholders on the same basis it considers director candidates identified by the Committee.

The Company’s Second Restated Bylaws (the “Bylaws”) set forth procedures that must be followed by shareholders seeking to nominate directors. See also the “Dates for Submission of Shareholder Proposals for 2017 Annual Meeting of Shareholders” section of this Proxy Statement for additional details on such procedures with respect to nominations for the 2017 Annual Meeting of Shareholders. Each notice given by a shareholder with respect to nominations for the election of directors must comply with the requirements of Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company’s Bylaws.

Corporate Governance

FLIR maintains a Governance page on its website that provides specific information about its corporate governance initiatives, including FLIR’s Corporate Governance Principles, Code of Ethical Business Conduct for FLIR Operations Inside the United States, Code of Ethics for Senior Financial Officers and charters for the committees of the Board of Directors. The Governance page can be found on our website at www.flir.com/investor. To the extent mandated by legal requirements, we intend to disclose on our website any amendments to our Corporate Governance Principles, Code of Ethical Business Conduct for FLIR Operations Inside the United States and Code of Ethics for Senior Financial Officers, or any waivers of its requirements.

FLIR’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of NASDAQ and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, as amended (“SOX”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the “Dodd-Frank Act”), including:

•	The Board of Directors has adopted clear corporate governance policies;

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A majority of the Board members is independent of FLIR and its management based on the relevant independence requirements contained in the Company’s Corporate Governance Principles as well as any additional or supplemental independence standards established by NASDAQ;

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All members of the Board’s Audit, Compensation and Corporate Governance Committees are independent based on the relevant independence requirements contained in the Company’s Corporate Governance Principles as well as any additional or supplemental independence standards established by NASDAQ, SOX, and the Dodd-Frank Act;

•	The independent members of the Board of Directors meet regularly without the presence of management;

•	FLIR has a Code of Ethical Business Conduct for FLIR Operations Inside the United States and a Code of Ethical Business Conduct for FLIR Operations Outside the United States;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

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FLIR has an ethics officer and an Internet-based hotline monitored by EthicsPoint® that is available to all employees, and FLIR’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters; and

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FLIR has adopted a Code of Ethics for Senior Financial Officers that applies to its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer/Corporate Controller, Corporate Treasurer, Vice President of Global Finance Operations, Business Unit Controllers and Site Controllers.

You may obtain copies of the documents posted on FLIR’s Governance page on its website by writing to the Corporate Secretary, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070.

Board Leadership Structure and Role in Risk Oversight

The Company has a separate Chairman of the Board and Chief Executive Officer structure that became effective with the retirement of Mr. Lewis in May 2013 and the promotion of Mr. Teich to the position of President and Chief Executive Officer. In addition, the Chairman of the Company’s Corporate Governance Committee serves as Presiding Director for the executive sessions of the independent directors. The Board has determined that this structure is appropriate for the Company at this time as it most fully exploits Mr. Lewis’ and Mr. Teich’s extensive knowledge of the Company’s business and industry, combined with Mr. Lewis’ experience as Chairman of the Board. The Board acknowledges that no single leadership model is right for all companies at all times, however, so the Board periodically reviews its leadership structure.

The Board is actively involved in oversight of risks inherent in the operation of the Company’s business including, without limitation, those risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission (“SEC”). It is management’s responsibility to manage risk and bring to the Board’s attention the material risks to the Company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board manages this responsibility at the Board level with assistance from its three committees, as appropriate. The Board has delegated to the Audit Committee certain tasks related to the Company’s risk management process. The Audit Committee (i) serves as an independent and objective body to monitor the Company’s financial reporting process and internal control systems and (ii) assists the Board in oversight of the Company’s compliance with legal and regulatory requirements. The Board has delegated to the Compensation Committee basic responsibility for oversight of management’s compensation risk assessment, including the annual determination of whether or not the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Corporate Governance Committee oversees the Company’s risks in the areas of corporate governance and ethics and compliance, and is primarily responsible for Board and committee performance and director nomination/succession. These committees report the results of their review processes to the full Board during regularly scheduled Board meetings or more frequently, if warranted. In addition to review and discussion of reports prepared by the committees of the Board, the Board periodically discusses risk oversight in specific areas as they arise, including as part of its corporate strategy review.

Compensation Risk

Company management annually conducts an assessment of our compensation policies and practices, including our executive compensation programs, to evaluate the potential risks associated with these policies and practices. Management has reviewed and discussed the findings of the assessment with the Compensation Committee concluding that our compensation programs are designed with an appropriate balance of risk and reward and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.

In conducting this review, management considered the following attributes of our programs:

•	Mix of base salary, annual incentive opportunities, and long-term equity compensation;

•	Balance between annual and longer-term performance opportunities;

•	Alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results;

•	Use of equity awards that vest over time;

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Generally providing senior executives with long-term equity-based compensation on an annual basis. We believe that accumulating equity over a period of time encourages executives to take actions that promote the long-term sustainability of our business;

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Stock ownership guidelines that are reasonable and designed to align the interests of our executive officers with those of our shareholders. This discourages executive officers from focusing on short-term results without regard for longer-term consequences; and

•	Compensation decisions include subjective considerations, which limit the influence of strictly formulaic factors on excessive risk taking.

In addition, our Compensation Committee considered compensation risk implications during its deliberations on the design of our 2016 executive compensation programs with the goal of appropriately balancing short-term incentives and long-term performance.

MANAGEMENT

Executive Officers

The executive officers of the Company are as follows:

Name	Age	Position
Andrew C. Teich	55	President and Chief Executive Officer
Todd M. DuChene	52	Senior Vice President, General Counsel and Secretary
Jeffrey D. Frank	59	Senior Vice President, Global Product Strategy
Shane R. Harrison	39	Senior Vice President, Corporate Development and Strategy
Travis D. Merrill	39	Senior Vice President, Marketing and Chief Marketing Officer
David A. Muessle	61	Interim Senior Vice President, Finance and Chief Financial Officer
Amit Singhi	50	Senior Vice President, Finance and Chief Financial Officer
Thomas A. Surran	53	Senior Vice President, Chief Operating Officer

Information concerning the principal occupations and business experience during at least the past five years of Mr. Teich is set forth under “Proposal 1: “Election of Directors—Information as to Nominees and Continuing Directors—Director Nominees.” Information concerning the principal occupations and business experience during at least the past five years of the executive officers of the Company who are not also directors of the Company is set forth below. Mr. Trunzo resigned as Senior Vice President and Chief Finance Officer of the Company on March 27, 2015.

TODD M. DUCHENE.    Mr. DuChene joined FLIR in September 2014 as its Senior Vice President, General Counsel and Secretary. Prior to joining FLIR, Mr. DuChene served as Executive Vice President, General Counsel and Secretary of Nuance Communications, Inc., a leading provider of speech recognition and related technology to enterprise, healthcare and mobile and consumer customers, where he was responsible for the legal, intellectual property, corporate governance and regulatory activities of the company, from October 2011 to September 2014. Previously, Mr. DuChene served as Senior Vice President, General Counsel and Secretary of National Semiconductor Corporation from January 2008 to October 2011, prior to its acquisition by Texas Instruments Inc. In addition, Mr. DuChene has served as General Counsel to each of Solectron Corporation, Fisher Scientific International Inc. (now ThermoFisher Scientific), and OfficeMax, Inc. Mr. DuChene began his legal career as a corporate lawyer with BakerHostetler in Cleveland, Ohio in 1988. Mr. DuChene is a graduate of The College of Wooster, Wooster, Ohio and the University of Michigan Law School.

JEFFREY D. FRANK.    Prior to his promotion to Senior Vice President, Global Product Strategy in January 2014, Mr. Frank had served as the Company’s Vice President, Global Product Strategy since May 2013. Mr. Frank previously served as Vice President of Product Strategy for the Company’s Commercial Systems Division from December 2004 to May 2013. Prior to joining FLIR, Mr. Frank was a founder and served as Vice President of Business Development for Indigo Systems, Inc. commencing with that company’s inception in 1997. Mr. Frank joined FLIR upon Indigo’s acquisition by FLIR in 2004. Previously, Mr. Frank was Vice President of Business Development for Raytheon Corporation from 1994 to 1997, and for Amber Engineering from 1987 to 1994 prior to Amber’s acquisition by Raytheon Corporation.

SHANE R. HARRISON.    Mr. Harrison has been Senior Vice President, Corporate Development and Strategy since April 2015. Previously, Mr. Harrison was FLIR’s Vice President of Corporate Development and Investor Relations from August 2010 to April 2015. Prior to joining FLIR, Mr. Harrison was a Vice President at Lehman Brothers in their Global Technology Investment Banking group from 2004 to 2008, where he managed business acquisition and capital markets transactions for a variety of technology companies. Previously, he was a Business Planning Analyst at Goodrich Aerospace and an Audit Senior with Deloitte & Touche. Mr. Harrison received his BS cum laude from the University of Oregon and his MBA from the UCLA Anderson School of Management.

TRAVIS D. MERRILL.    Mr. Merrill joined FLIR in April 2014 as Senior Vice President, Marketing and Chief Marketing Officer. Prior to joining FLIR, Mr. Merrill served as Vice President of Marketing for Samsung Electronics America, where he led the GALAXY Tab business from 2011 to 2014. Previously, he held Strategy and Marketing roles for Samsung in Korea and in the US from 2006 to 2011. From 1998 to 2004, Mr. Merrill held various Operations, Marketing, and International Development positions in the telecommunications industry at Covad and at US West (now CenturyLink). Mr. Merrill received a B.A. magna cum laude from Wabash College, an M.S. in Telecommunications from the University of Colorado Boulder, and an MBA from Harvard Business School.

DAVID A. MUESSLE.    Mr. Muessle has served as the Company’s Vice President, Corporate Controller since March 2000 and has served as the Company’s Chief Accounting Officer since November 2010. Additionally, between March 2015 and August 2015, Mr. Muessle served the Company as the Interim Chief Financial Officer. Prior to joining FLIR, Mr. Muessle held various Finance and Accounting management positions from 1983 to 1999 with Tektronix, Inc., most recently as Controller, Americas Operations. Previously, he was an Audit Manager at Touche Ross (now Deloitte). Mr. Muessle received his BSC cum laude in Accounting with a minor in Finance from Santa Clara University.

AMIT SINGHI.    Mr. Singhi joined FLIR in August 2015 as Senior Vice President, Finance, and Chief Financial Officer. Prior to joining FLIR, Mr. Singhi was an employee of Ford Motor Company from August 1994 to August 2015, most recently as Controller of Ford Motor Company’s Global Customer Service Division, Aftermarket Parts & Services since April 2015. Mr. Singhi was previously Chief Financial Officer of Ford South America from April 2012 to March 2015, Director, Americas Profit Analysis from January 2011 to March 2012, and Controller, Retail/Fleet Marketing & Global Lifecycle Analytics from January 2010 to December 2010. He holds an M.B.A. and an M.S. in Electrical Engineering Systems from the University of Michigan, and a Bachelors of Technology in Electrical Engineering from the Indian Institute of Technology.

THOMAS A. SURRAN.    Mr. Surran has served as the Company’s Senior Vice President, Chief Operating Officer since January 2014. Mr. Surran previously served as President of the Company’s Commercial Systems Division from May 2013 to January 2014. Mr. Surran joined the Company for a second time in December 2009 as the Chief Financial Officer of the Commercial Systems Division. From May 2010 until May 2013, in addition to his Division Chief Financial Officer role, Mr. Surran also served as Vice President and General Manager of Raymarine, a FLIR company. Previously, Mr. Surran served in the role of General Manager of the Company’s Commercial Vision Systems (formerly Indigo) Operations in Goleta, CA from January 2004 to June 2007. Mr. Surran initially joined FLIR upon Indigo’s acquisition by FLIR in 2004. Prior to Indigo, he held positions with TDK Corporation, Headway Technologies, Inc., and Everex Systems, Inc. Mr. Surran received his B.S. from Xavier University and his MBA from the University of Chicago.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future Company performance targets and goals. These targets and goals are disclosed in the context of FLIR’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. FLIR specifically cautions investors not to apply these statements to other contexts.

For purposes of this Compensation Discussion and Analysis, our Named Executive Officers (“NEOs”) consist of our Chief Executive Officer (the “CEO”), our Chief Financial Officer (the “CFO”), our three next most highly compensated executives that were actively employed as of December 31, 2015, our former Chief Financial Officer (the “Former CFO”) and our interim Chief Financial Officer (the “Interim CFO”).

Executive Summary

Our Business and Strategy

FLIR is a world leader in sensor systems that enhance perception and awareness. Our advanced sensors and integrated sensor systems enable the creation, gathering, and analysis of critical data and images for use in a wide variety of applications in commercial, industrial, and government markets worldwide.

Our strategy is focused on enabling our customers to benefit from the valuable information produced by advanced sensing technologies and on delivering sustained superior financial performance and returns for our shareholders. Over the past ten years we have dramatically expanded the availability of thermal imaging technology in a wide range of applications through a business model that focuses on reducing costs through continuous innovation and vertical integration. This has resulted in a nearly twenty fold increase in annual unit volumes since 2005, and the establishment of thermal imaging solutions in numerous markets where it was previously unavailable due to cost or technology constraints.

For the five-year period ending in 2015, we are in the top quartile of our Peer Group (as defined on page 21) in the key metrics of gross margin and operating margin and just below the top quartile in the key metric of return on capital. Our revenue and net income growth during the period have been below our Peer Group average due to a significant reduction in United States government revenue associated with lower defense spending and the negative impacts of the strengthening U.S. dollar (particularly during 2015).

2015 Business and Financial Highlights

Our 2015 financial performance was mixed. While only two of our six segments showed growth in revenue over 2014, consolidated operating profitability increased 18% over the prior year. Our Surveillance and OEM and Emerging segments declined in revenue primarily as a result of lower United States Military spending in 2015. Revenue in the Instruments and Maritime segments declined compared to 2014 primarily due to the negative impact of the strengthening U.S. dollar during 2015. Total Company revenue grew 2% and our net earnings improved by 21% as compared to 2014.

Business highlights for 2015 include the following:

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Improved operating performance—Our year-over-year growth in revenue, operating income and earnings per share (“EPS”) are 2%, 18% and 24%, respectively. These results reflect ongoing cost containment activity and strong growth in our Security and Detection segments, offset by declines in the Instruments and Maritime segments.

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Return of capital—We continued to return capital to shareholders both directly and indirectly. During 2015, we repurchased 4.2 million shares of our Common Stock at an average price of $29.55 per share, and paid Common Stock dividends of $61.4 million. During 2015, these initiatives improved our total shareholder return by 3%, and improved our return on equity by 1%. Since the inception of our share repurchase program in 2003, the program has returned nearly $1.2 billion of capital to our shareholders.

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New products and innovation—We introduced a wide array of new products during 2015, many utilizing our revolutionary Lepton® thermal microcamera core. For example, we introduced the C2, the world’s first fully integrated pocket-size thermal imager, the second generation of our FLIR One smartphone attachment, and the K2, the lowest priced thermal imaging camera designed for firefighting applications. Many of these products feature innovative software to enhance the user experience and increase the value proposition of the product, such as advanced image processing, resolution enhancement, video analytics algorithms, and advanced user interfaces. We believe that these products and technologies demonstrate our ongoing commitment to being a customer-focused technology leader, and are expected to have a positive impact on our future results.

2015 Executive Compensation Actions

During 2015, the Compensation Committee, in consultation with its independent compensation consultant from Aon Hewitt’s technology compensation consulting group, Radford (“Radford”), implemented several changes to the compensation packages for Messrs. Teich and Surran to bring their total target compensation (“TTC”) nearer to the 50th percentile of comparable executives in the Peer Group. The Compensation Committee increased Mr. Teich’s base salary by 10.3% from $739,000 to $815,000. This increase placed Mr. Teich’s base salary and total target cash compensation slightly below the 50th percentile of CEOs in the Peer Group median. Additionally, the Compensation Committee increased the grant date value of Mr. Teich’s 2015 annual equity award, excluding his market-based equity award, to approximately $3.1 million (from approximately $2.6 million in 2014), which was equal to the 50th percentile of comparable executives in our Peer Group. The Compensation Committee also increased the base salary of Mr. Surran by 8.9% from $450,000 to $490,000. This increase placed Mr. Surran’s base salary and TTC slightly above the 50th percentile of comparable executives in the Peer Group. Additionally, the Compensation Committee increased the grant date value of Mr. Surran’s annual equity award, excluding his market-based equity award, to approximately $1.1 million (from approximately $1.0 million in 2014), which was slightly below the 50th percentile of comparable executives in our Peer Group. TTC is defined as the sum of base salary, target annual incentive compensation and target long-term incentive compensation

Anthony L. Trunzo, our Former CFO, voluntarily departed from the Company in March 2015. Mr. Muessle was appointed to the role of Interim CFO upon Mr. Trunzo’s departure. In connection with Mr. Muessle’s Interim CFO role, the Compensation Committee, in consultation with Radford increased his base salary from $284,500 to $400,000 and increased his annual incentive target from 50% to 60%. These increases placed Mr. Muessle’s base salary and total target cash compensation at the 25th percentile of the Peer Group for comparable executives. Additionally, in recognition of Mr. Muessle’s intention to retire from the Company in mid-2016, the Compensation Committee approved an equity award that would fully vest one year from the date of grant as long as he remains in service with the Company through the vesting date.

Mr. Singhi became our Senior Vice President, Finance and Chief Financial Officer in August 2015. After considering the Peer Group data for comparable executives and Mr. Singhi’s extensive prior experience as a finance executive, the Compensation Committee set his base salary and target annual incentive at the 50th percentile of comparable executives in our Peer Group. Mr. Singhi received three equity awards upon hire, which were (i) an annual equity award with a grant date value of approximately $0.6 million which was just above the 25th percentile of the Peer Group for comparable executives, (ii) a one-time sign-on equity award of $0.3 million to partially compensate him for forfeiting unvested equity awards from his prior employer, (iii) and a market-based performance equity award of $0.1 million under the same program as our other NEOs.

The Compensation Committee annually reviews all elements of compensation for our executive officers, including our NEOs, and makes modifications as needed to remain competitive, fair, reasonable and consistent with the financial objectives of the Company. We expect to make changes to our executive officer compensation plans and practices when appropriate based on such factors the Compensation Committee deems appropriate, which may include evolving market practices, executive officer retention, changes in our strategy or financial performance, or changes in accounting and tax rules.

Forfeiture of Pay, At-Risk Compensation and TSR Program

Our annual incentive plan (“AIP”) payments for 2015 were 7% below target due to underperformance relative to the revenue and cash flow from operations components of the plan, partly offset by outperformance relative to the earnings per share component of the plan.

For 2015 we implemented a long-term incentive program (“LTIP”) that includes a relative total shareholder return (“TSR”) overlay program (the “2015 TSR Program”). The 2015 TSR Program pays out at target only when our TSR equals the TSR of the 60th percentile of the Standard & Poor’s 500 Index (the “S&P 500”) component companies (the “60th Percentile Company”) and diminishes to zero should our TSR be 10 percentage points below the TSR of the 60th Percentile Company. The 2015 TSR Program has a three-year performance period, which is designed to directly link the vesting of LTIP compensation to sustained superior long-term stock price performance in excess of the performance of the S&P 500.

The Company first introduced a TSR overlay program in 2012 (the “2012 TSR Program” and together with the 2015 TSR Program, the “TSR Programs”). The 2012 TSR Program was comprised of a front-loaded, three-year grant. Thus no ensuing TSR grants were made in 2013 or 2014 and by its terms no shares were earned or issued pursuant to the 2012 TSR Program because our TSR for the three-year period ended May 1, 2015 was 34.7% compared to the total return of the S&P 500 of 51.2%.

To calculate the total shareholder return, each of the TSR Programs also uses a 20 day average stock price prior to the beginning of the performance period and before maturity at the end of the instrument’s life to dampen any short-term volatility that could skew measurement of long-term results under the programs. A more detailed description of the 2015 TSR Program is included starting on page 24.

Alignment between Strategy, Results and Executive Compensation

Our executive compensation program is designed to pay for performance—that is, total realized compensation for our executive officers, including each of our NEOs, should rise or fall based on Company and individual performance. This has been the case in each of the past three years. Since we have not performed at expected levels, our currently active NEOs have received, on average, only 81% of their target annual incentive compensation. Over the same three-year period, the currently active NEOs who received grants under the 2012 TSR Program also forfeited over $0.9 million (based on grant date fair value) in market-based long-term incentive compensation from the 2012 TSR Program. In 2015, our long-term incentive compensation, the actual value of which is directly correlated with the performance of our stock price, comprised 71% of TTC for Mr. Teich and, on average, 55% for our other NEOs.

Our AIP is designed to reflect annual financial performance as measured by growth in EPS and revenue, and the ratio of cash flow from operations to net income, thereby complementing our longer-term, equity-based LTIP. In each of the past three years, our annual performance did not meet the targets set for full payout. The payouts received by our then existing NEOs for 2015, 2014 and 2013 were 93%, 91% and 58%, respectively. In 2015, our annual incentive plan targets, comprised 15% of TTC for Mr. Teich and, on average, 19% for our other NEOs.

In 2015, base salary accounted for 14% of TTC for Mr. Teich and, on average, 26% for our other NEOs. This means our NEOs, on average, have 79% of their TTC opportunity tied to annual and long-term incentive compensation.

Over the five-year period ending December 31, 2015, we underperformed both the S&P 500 and our Peer Group in TSR, as reflected in the following graph. At December 31, 2015, the closing price of our Common Stock was $28.07.

Since our executive compensation program is designed to place a significant emphasis on pay-for-performance, our executive officers, including our NEOs, who were employed by us during the last three years did not receive their full AIP targets in any of the past three years and those that received awards under the 2012 TSR program forfeited those awards in their entirety. This strong link between pay and performance is highlighted in our “Annual Incentive Plan” and “Long-Term Incentive Program” descriptions in the “Compensation Design and Elements of Compensation” section below.

CEO Target Compensation versus Realized/Realizable Compensation

The chart below compares our CEO’s TTC for each of the past three years to the actual value of the compensation realized or still realizable based on our stock price on December 31, 2015 and the achievement of performance goals established under our AIP and LTIP. As a result of our significant emphasis on incentive-based compensation, the realized and still realizable pay for our CEO is less than the TTC for 2015, 2014 and 2013 by 31%, 37% and 11%, respectively.

Specifically, for 2015 our CEO’s target AIP was $855,750; however, based on our performance, he received a payout of $796,509. The LTIP granted in 2015 at its target value was approximately $4.3 million; and, based on our stock price on December 31, 2015, the intrinsic value of the 2015 LTIP grants was approximately $2.5 million. Therefore, the decrease in total value from our CEO’s 2015 TTC was approximately $1.8 million as of December 31, 2015. Correspondingly, the decrease in our CEO’s TTC as compared to the realized or realizable values for 2014 and 2013, respectively, were $1.5 million and $0.4 million as of December 31, 2015.

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The information in the Target Delivery columns above for 2013, 2014 and 2015 reflects: base salary for each of these years; the value of AIP compensation at target (which may be more or less than the actual AIP received); and equity compensation valued at grant date target value (which may be more or less than actual realized value). Base salary information for 2013, 2014 and 2015 is contained in the Summary Compensation Table on page 29. Stock option grant date target value information for 2013, 2014 and 2015 is contained in the 2013, 2014 and 2015 Grants of Plan-Based Awards Tables. The grant date target value for RSUs in the above chart is defined as the market price of our Common Stock on the grant date times the number of RSUs subject to the award.

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The information in the Compensation Value as of December 31, 2015 columns above for each of 2013, 2014 and 2015 illustrates actual compensation realized or still realizable based on the price of our stock on December 31, 2015 and reflects: base salary earned in each of these years; actual AIP compensation paid in each year; the value of outstanding and unexercised stock options on December 31, 2015; the value of RSUs outstanding as of December 31, 2015. The value of outstanding and unexercised stock options is determined by multiplying the number of outstanding and unexercised stock options by the difference between the option exercise price for each such option and $28.07 (the market price of our common stock on December 31, 2015). The value of time-based RSUs is determined by multiplying the number of time-based RSUs by $28.07 and the value of market-based RSUs is determined by multiplying the notional number of RSUs eligible to be earned at the target performance level established for each RSU by $28.07.

•	RSUs that vested during the period are reflected based on the value realized at the time of vesting.

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The decreases in value illustrated in the chart for 2013, 2014 and 2015 reflect the change in value of compensation delivered each year between the time of delivery or grant date and December 31, 2015. For all three years, the actual annual incentive compensation earned was less than target. For 2014 and 2015, the decrease is largely due to the stock options granted in those years being under-water as of December 31, 2015.

As reflected in the foregoing table, unless the efforts of the Company translate into sustained long-term value creation for our shareholders, the CEO will not be able to fully realize the intended economic benefits of the equity awards granted to him.

“Say on Pay” Vote

The Compensation Committee seeks to align the objectives of our executive compensation program with the interests of our shareholders. In that respect, as part of its on-going review of the executive compensation programs, the Compensation Committee considered the approval by approximately 86% of the votes cast for our “say on pay” vote at our 2014 annual meeting of shareholders and determined that the executive compensation philosophy and compensation elements continued to be appropriate and did not make any changes to the executive compensation program in response to such shareholder vote.

Philosophy and Objectives of Compensation Programs

General Philosophy

We believe the total compensation of our executive officers, including our NEOs, should support the following objectives:

•	To attract and retain executive officers with the skills, experience and motivation to enable the Company to achieve its stated objectives;

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To provide a mix of current, short-term and long-term compensation to achieve a balance between current income and long-term incentive opportunity and promote focus on both annual and multi-year business objectives;

•	To align total compensation with the performance commitments we make to our shareholders, including, long-term growth in revenue and EPS;

•	To allow executive officers who demonstrate consistent performance over a multi-year period to earn above-average compensation when we achieve above-average long-term performance;

•	Is affordable and appropriate in light of the Company’s size, strategy and anticipated performance; and

•	Is straightforward and transparent in its design, so that shareholders and other interested parties can clearly understand all elements of our compensation programs, individually and in the aggregate.

Annual Process for Determining Executive Officer Compensation

We evaluate our executive compensation plans and programs annually. In December 2014, Radford provided an executive compensation overview presentation to the Compensation Committee. The presentation contained a competitive pay analysis based on a methodology that included a review of Peer Group data, and evaluated the three major components of our executive compensation program—base salary, annual incentive, and long-term incentive, as well as the impact of our financial performance on executive compensation. This data was then integrated with other considerations such as relative compensation among the executive officers, overall Company performance in both absolute terms and relative to the Peer Group, and the results achieved by each individual executive officer during the previous year. In February 2015, with the assistance of our human resources team, our CEO then made recommendations regarding base salary and target levels of annual incentive and long-term incentive compensation for each executive officer (other than himself) to the Compensation Committee for its review and approval. The Compensation Committee independently reviewed the Peer Group data relating to our CEO’s compensation, the overall Company performance and the performance of our CEO to determine his base salary and target levels of annual incentive and long-term incentive compensation. Concurrently, our human resources team, Former CFO and CEO developed and recommended performance targets for the AIP to the Compensation Committee for its review and approval. The criteria for establishing these metrics included our anticipated financial performance for the year as measured by our internal budget, our long-term performance outlook as communicated to our shareholders, the Company’s recent and anticipated financial results, and consistency with historical practice.

We currently use similar metrics and similar plan design elements for the AIP compensation offered to our executive officers, including our NEOs, as we use for the rest of our employees. While the amount of compensation that is at risk for performance varies among employee groups, all of our annual incentive pools are determined based on achievement of target levels of earnings and revenue, and operating cash flow as a percentage of net income. We believe earnings and revenue (and their annual growth rates), and cash flow are important performance metrics for our shareholders and weigh heavily in determining the value of our common stock.

In 2015, the LTIP compensation vehicles granted to the NEOs consisted of time-based stock options, time-based RSUs and market-based RSUs (as discussed on page 24).

We believe this approach to short-term and long-term compensation offers appropriate incentives to our NEOs who are most able to impact our long-term success, while aligning the objectives of all of our employees with those of our shareholders. The Compensation Committee periodically reviews this approach to evaluate whether it remains consistent with the interests of our shareholders.

Defining the Market—Peer Group

The Compensation Committee, in collaboration with management and Radford, reviews and approves the group of public companies against whom we benchmark compensation for our executive officers, including our NEOs (the “Peer Group”). Our Peer Group consists of United States-based publicly-traded companies of similar size (based on revenues, employee size and market capitalization) and in the test and measurement and sensor systems industries. The Compensation Committee and Radford also quantitatively evaluated each comparison company based on its business focus and corporate strategy and ultimately selected companies most similar to FLIR with regards to business focus and financial profile. The Compensation Committee uses Peer Group compensation data to benchmark each element of executive officer’s TTC against the 50th percentile of the comparable executives in the Peer Group. However, the Compensation Committee retains discretion to set an executive officer’s TTC outside the 50th percentile benchmark based on such factors as it deems appropriate including, but not limited to, the experience and responsibilities of such executive officer, the expected future contribution of each executive officer, the overall mix of base salary and short-term and long-term incentives being offered to the executive, internal pay equity based on the impact on the business and performance, retention and such other individual and business factors that may be relevant to an executive officer.

After reviewing our Peer Group in October 2014, the Compensation Committee did not make any changes to the Peer Group.

The 2015 Peer Group was as follows: (1) AMETEK, (2) Bio-Rad Laboratories, (3) Curtiss Wright, (4) Esterline Technologies, (5) FEI Company, (6) JDS Uniphase, (7) KLA-Tencor, (8) Lam Research, (9) MKS Instruments, (10) Moog, (11) OSI Systems, (12) Perkin Elmer, Inc., (13) Rockwell Collins, (14) Roper Industries, Inc., (15) Teledyne Technologies, (16) Teradyne, (17) Trimble Navigation, (18) Waters, and (19) Woodward.

Based on data compiled by Radford in 2014, the Company was below the median of the Peer Group based on employee size (7th percentile), below the median of the Peer Group based on trailing 12 month revenues (16th percentile), below the Peer Group median based on trailing 12 month net income (32nd percentile), and above the Peer Group median with respect to market capitalization (58th percentile).

Compensation Design and Elements of Compensation

We have designed our executive compensation plans to reward achievement of superior financial results, as measured primarily by growth in EPS both annually and over multi-year periods. If we meet our objectives, which reflect superior results compared to the market and our Peer Group, our executive officers, including our NEOs, generally will earn compensation at or above the 50th percentile of comparable executives in the Peer Group. Failure to achieve targeted results will significantly reduce our executive officers’ total realized compensation, because a significant portion of our executive officers’ pay is in the form of (i) short-term incentives that are based on achieving a target growth in EPS and revenue, and our ratio of cash flow from operations to net income and (ii) long-term incentives that include market-based RSUs that are based on achieving TSR in excess of the 60th percentile of the S&P 500. We believe this pay-for-performance philosophy motivates our executive officers, including our NEOs, to perform at the level necessary to meet the Company’s objectives and helps attract and retain the talent needed to meet our goals.

Base Salary

In establishing base salary levels for our executive officers, the Compensation Committee benchmarks the base salary for each executive officer, including our NEOs, against the 50th percentile of comparable executives of the Peer Group. For some executive officers, there can be rather wide dispersion around the mean of compensation as between companies in the Peer Group and in the larger market in general. The Compensation Committee retains discretion to set each executive officer’s base salary at a level other than the benchmarked percentile after considering such factors it deems relevant, including the overall level of responsibility the executive officer, the importance of his role, and the experience, expertise and specific performance of the executive officer. For newly-promoted executive officers, including our NEOs, we expect the base salaries to be between the 25th and 50th percentiles, as was the case for Mr. Muessle who served as Interim CFO during 2015. We consider current base salary levels for each of our executive officers, including our NEOs, to be consistent with these criteria. The base salary of Mr. Teich was increased by 10.3% from $739,000 to $815,000, effective February 2015. After this increase, Mr. Teich’s base salary is at the 50th percentile of the Peer Group chief executive officers. The base salary of our COO, Mr. Surran was increased by 8.9% from $450,000 to $490,000. After this increase, Mr. Surran’s base salary was at the 50th percentile of the Peer Group chief operating officers. All other NEOs’ base salaries are determined annually by the Compensation Committee in consultation with Radford and with input from our CEO. In 2015, this resulted in 3% increases for each of the other NEOs (other than Mr. Singhi). Mr. Singhi, who was hired in August 2015, received a starting base salary of $425,000 which was slightly below the 50th percentile of comparable executives in the Peer Group and took into consideration his previous base salary, his extensive experience as a finance executive and the Compensation Committee’s desire to place a greater portion of his TTC in the form of equity awards tied to Company performance and his continued employment.

Annual Incentive Plan

Our annual incentive plan covers virtually all United States employees that are not eligible for sales incentives and all employees outside of the United States that are not eligible for sales incentives, profit sharing or other individual incentives.

For our executive officers, including our NEOs, this program awards annual cash incentive compensation based upon achievement against pre-established targets. The AIP target award levels for each NEO approximated the 50th percentile of comparable executives in the Peer Group, other than Mr. Muessle reflecting his Interim CFO status. The 2015 AIP target percentage for Mr. Frank was increased from 50% to 60% of his base salary to better align with comparable executives in the Peer Group. Target percentages for our other NEOs were unchanged and ranged from 75% to 105% of base salary, consistent with the Peer Group. Mr. Singhi’s 2015 AIP target award was prorated based on his hire date in August 2015. Based on our performance and our compensation objectives, the Compensation Committee determined that these target award levels were appropriate. While we compare our specific AIP targets against the Peer Group on a position by position basis, we also evaluate the overall mix of base salaries, short-term and long-term incentive compensation using the Peer Group data to determine whether to make any appropriate adjustments from the 50th percentile benchmark.

The 2015 AIP funding was based on achievement of reported EPS and revenue, and our ratio of cash flow from operations to net income. For the Company, growth in EPS and revenue, and cash flow from operations are believed to be critical performance measures. Under the AIP, if we achieved the EPS, revenue, and operating cash flow targets, the 2015AIP pool would equal 100% of the target incentive awards for all executive officers, including our NEOs. Each metric was measured separately and weighted as follows: EPS—50%, revenue and cash flow from operation—25% each. For the EPS metric, with each $0.01 variance above or below target EPS, the AIP pool for NEOs was increased or decreased by 5.9%. The EPS target for 2015 was $1.67, representing a 13% increase over our adjusted EPS of $1.48 in 2014. For the revenue metric, with each $10,000,000 variance above or below the target revenue, the AIP pool for NEOs was increased or decreased by 6.3%. The revenue target for 2015 was $1.580 billion, representing a 3% increase over our revenue of $1.531 billion in 2014. For the cash flow from operations metric, we calculated the ratio of cash flow from operations to net income. Our target was set so that for cash from operations equal to 150% of net income, this metric would fund at 100%. For each 1% variance above or below 150%, the funding for this metric was increased or decreased by 2%.

The table below illustrates the formula for measuring achievement against each metric and our actual achievement under the 2015 AIP.

2015 Annual Incentive Plan Matrix

	Below Threshold	Threshold	Target	Maximum	Actual	Payout	Weighting	Weighted Payout
EPS	$1.50 or Below	$1.51	$1.67	$1.84	$1.72	129.4%	50%	64.7%
Revenue	$1.422B or Below	$1.423B	$1.580B	$1.738B	$1.557B	85.5%	25%	21.4%
Cash Flow from Operations	100% or Below	101%	150%	200%	114%(1)	28.0%	25%	7.0%
AIP Payout	No payout	4% of target	100% of target	200% of target				93.1% of target

(1)	For 2015, our cash flow from operations was $275.8 million and our net income was $241.7 million resulting in a ratio of 114%.

The incentive payments to our executive officers, including our NEOs, and the non-executive employee pools have fluctuated from year-to-year in relation to our performance relative to our targets. The chart below details the past five years of AIP targets, actual results and payouts as a percentage of the target awards. We believe that the AIP results illustrate our pay-for-performance philosophy.

Annual Incentive Plan Historical Targets and Results

Year	EPS		Revenue (in millions)		Cash Flow from Operations to Net Income		Discretionary
	Target	Actual(1)	Target	Actual	Target	Actual	Target	Actual	Payout as Percent of Target
2011	$1.69	$1.55	$1,593	$1,544	n/a	n/a	n/a	n/a	53%
2012	1.65	1.45	1,600	1,405	n/a	n/a	n/a	n/a	—%
2013	1.65	1.37	n/a	n/a	115%	201%	100%	50%	58%
2014	1.47	1.48	1,541	1,531	150%	113%	100%	100%	91%
2015	1.67	1.72	1,580	1,557	150%	114%	n/a	n/a	93%

(1)	The 2011 Actual EPS of $1.38 was adjusted to $1.55 to exclude a pre-tax legal settlement expense of $39 million. The 2013 Actual EPS of $1.22 was adjusted to $1.37 to exclude $27.5 million of pre-tax restructuring expenses and $3.5 million of pre-tax executive retirement expenses related to Mr. Lewis’ retirement. The 2014 Actual EPS of $1.39 was adjusted to $1.48 to exclude $17.0 million of pre-tax restructuring expenses.

Long-Term Incentive Program

We believe sustained long-term growth in our share price, achieved through growing revenue and EPS, is the primary responsibility of our NEOs. Long-term incentives in the form of stock options, time-based RSUs, market-based RSUs or other equity instruments are considered by the Compensation Committee to be an appropriate way to link the interests of management and shareholders, and to incent management to achieve this objective. Therefore, we have consistently used such instruments as an integral part of our compensation programs, and the largest single component of each NEO’s TTC. Over the past several years, we issued stock-based compensation annually following our annual meeting of shareholders. Pursuant to the Compensation Committee Charter and the Equity Granting Policy, we expect to continue to make annual grants in the future.

Our 2015 LTIP has two components. The first LTIP component includes grants where the target value is established benchmarking to the 50th percentile of the Peer Group (the “Base Grant)”. For the Base Grant, the value is allocated as follows: 50% time-based RSUs and 50% stock options. The stock options and RSUs granted in 2015 vest at the rate of one third per year, subject to the executive officer’s continued service on the applicable vesting date.

The second LTIP component, the 2015 TSR Program, is a market-based RSU award that provides the opportunity for executive officers to earn above market awards for above market performance. The market-based RSUs vest based on our relative TSR versus the 60th Percentile Company of the S&P 500, as determined on the date of grant, for the three-year period beginning May 1, 2015. Potential awards are capped at 200% of target. For our TSR calculation, the beginning and ending values are an average of our 20 closing stock prices prior to the date of grant and the vesting date. To determine the 60th Percentile Company, we measure the TSR of all S&P 500 component companies as of the date of grant using the same methodology (20 closing stock prices prior to the date of grant and the vesting date). When our TSR is equal to the TSR of the 60th Percentile Company, 100% of the target shares vest. When our TSR is below the 60th Percentile Company, the number of target shares that vest decreases by 10% for each 1% that our TSR is less than the TSR of the 60th Percentile Company. When our TSR is between 1% and 20% above the 60th Percentile Company, the number of target shares that vest increases by 2.5% for each 1% that our TSR is greater than the TSR of the 60th Percentile Company. When our TSR is greater than 20% above the 60th Percentile Company, the number of target shares that vest increases by 5% for each 1% that our TSR is greater than the TSR of the 60th Percentile Company plus 20%. Any shares earned under the 2015 TSR Program are subject to a mandatory one-year holding period where all executive officers are prohibited from selling the earned shares. For all currently active executive officers, including our NEOs, the grant date fair value of the 2015 TSR Program market-based RSUs approximated 30% of the Base Grant.

Mr. Teich’s 2015 Base Grant value was increased to approximately $3.1M from the approximately $2.6M value he received in 2014 and Mr. Surran’s 2015 Base Grant was increased to approximately $1.1M from the approximately $1.0M value he received in 2014, in each case to provide a grant value near the 50th percentile of comparable executives in the Peer Group. Mr. Singhi received an onboarding equity grant with a grant value of approximately $0.6 million which was slightly above the 25th percentile of the chief financial officer Peer Group plus an additional grant of approximately $0.3 million to partially offset the value of the unvested equity awards Mr. Singhi forfeited when he resigned from his prior employer. Mr. Singhi was also added to the 2015 TSR Program using the same methodology as the other NEOs shortly after he was hired in August 2015. The remaining NEOs were provided a 2015 Base Grant near the 50th percentile of comparable executives in the Peer Group.

Perquisites and Other Benefits

In general, we minimize the value and number of perquisites provided to our executive officers, including our NEOs. We believe this makes our overall compensation program simpler, easier to understand, and more transparent to shareholders. The primary perquisite for our NEOs is an automobile allowance. In addition, our NEOs have supplemental life insurance benefits beyond those provided to other United States-based employees. Our standard life insurance benefit is equal to two times an employee’s annual salary up to a maximum benefit of $500,000. The NEOs supplemental life insurance benefit provides three times the NEO’s salary, up to a maximum benefit of $1,200,000. The values of all perquisites for our NEOs are included in the 2015 All Other Compensation Table on page 30.

Our executive officers, including our NEOs, are also eligible to participate in our other benefit plans on the same terms as other employees. These plans include health plans, disability plans, retirement plans and an employee stock purchase plan.

Supplemental Executive Retirement Plan

In January 2001, we implemented a SERP for certain executives then employed by FLIR in the United States. Since the SERP’s inception, no additional participants have been added, and we do not intend to add participants in the future. As of December 31, 2015, Mr. Teich is the only remaining participant in the SERP.

Non-Qualified Deferred Compensation Plans

We have a non-qualified deferred compensation (“NQDC”) plan and a stock deferral plan. Participation by our employees, including our NEOs, is optional. The NQDC plan provides an additional pre-tax savings vehicle for our more highly compensated United States-based employees whose retirement savings opportunity is limited under our 401(k) plan. The stock deferral plan allows eligible employees to defer the receipt of vested RSUs. The NQDC plan does not allow for Company contributions to be made to the plan on behalf of any employee, including the NEOs. See page 36 for additional details.

Employment Agreements

Mr. Teich has an employment agreement, effective May 19, 2013, approved by the Compensation Committee that established his initial base salary as CEO and provides for annual incentive and long-term incentive awards under our approved plans (i.e., AIP and LTIP). The agreement was for an initial term through December 31, 2014 and automatically renews for additional one-year successive periods unless either the Company or Mr. Teich provides a notice of non-renewal at least 60 days in advance of the expiration of the current term. In addition, the agreements include provisions regarding various termination scenarios which are described in the Potential Payments upon Termination or Change of Control section beginning on page 37.

Mr. Singhi has an employment agreement, effective August 12, 2015, pursuant to which Mr. Singhi will be paid an annualized base salary of $425,000 and annual incentive and long-term awards under our approved plans

(i.e., AIP and LTIP). Pursuant to his employment agreement, Mr. Singhi has an AIP target of 80% of his base salary. Mr. Singhi’s employment agreement has an initial term ending December 31, 2016, and automatically renews for successive one-year periods unless either the Company or Mr. Singhi provides notice of non-renewal at least 60 days in advance of the expiration of the current term. In addition, Mr. Singhi’s employment agreement includes provisions regarding various termination scenarios which are described in the Potential Payments upon Termination or Change of Control section beginning on page 37.

Post-Termination Elements of Compensation

Severance

Messrs. Teich and Singhi have severance provisions included in their employment agreements. We do not have any formal severance arrangements with Messrs. Surran, DuChene, Frank or Muessle; however, in the past we have provided severance on a case by case basis in situations where a termination was not for cause, and such payment was deemed to be appropriate and in the best interests of the Company. We are likely to consider doing so in the future.

Change of Control Agreements

We consider a sound and vital management team to be essential in protecting and enhancing the best interests of the Company and our shareholders. To this end, we recognize that the possibility of a change of control could arise and that such possibility may result in the departure or distraction of management to the detriment of the Company and our shareholders. In order to encourage the continued attention and dedication of our NEOs to their assigned duties without distraction in circumstances arising from the possibility of a change of control of the Company, we have change of control agreements in place for our NEOs, excluding Mr. Muessle.

The terms and value of these severance and change of control termination benefits are further described starting on page 37.

Compensation Committee Governance

Compensation Committee Members and Compensation Committee Charter

Our executive compensation policies are established, reviewed and approved by the Compensation Committee of the Board of Directors. The Compensation Committee is composed of four non-employee directors—Angus L. Macdonald (Chair), William W. Crouch, Michael T. Smith and Cathy A. Stauffer—all of whom have been determined by the Board to be “independent” as defined by the Board’s Corporate Governance Principles and applicable SEC and NASDAQ rules. The members of the Compensation Committee, in aggregate, have significant experience in executive positions including management, talent development, finance, and accounting, and have been involved in executive compensation matters in their respective careers. See pages 3 - 6 in this Proxy Statement for a more detailed biography for each of our directors. In accordance with its Charter, the Board’s Corporate Governance Committee annually reviews the operation, structure, and membership of all committees, including the Compensation Committee.

The Compensation Committee has primary responsibility for all matters relating to the compensation of our executive officers, including our NEOs, as well as certain compensation elements for other employees. “Compensation” for this purpose means all forms of remuneration including, without limitation, salaries, bonuses, annual and long-term incentive compensation, equity-based compensation, retirement benefits, severance pay and benefits, fringe benefits and perquisites, and compensation and benefits in the event of a change of control of the Company. The Compensation Committee, in its discretion, may retain the services of outside consultants to assist it in compensation matters. The Compensation Committee is governed by a charter adopted by the Board, which can be found at www.flir.com/investor. The Corporate Governance Committee of the Board annually considers and makes recommendations, as appropriate, to the Board regarding the content of all Board committee charters, including the Compensation Committee’s charter. The Compensation Committee charter was most recently updated in October 2014.

Compensation Consultant

The Compensation Committee has from time to time engaged professional compensation consultants to advise the Compensation Committee on our executive compensation programs and policies. As indicated above, the Compensation Committee engaged Radford to conduct a competitive analysis of our executive compensation levels in late 2014, and utilized that analysis as part of its determination of executive compensation levels for 2015. The Compensation Committee and the Corporate Governance Committee intend to continue using compensation consultants in the future, but not necessarily on an annual basis. Decisions as to whether the use of a consultant is appropriate for any annual period will be determined by the respective committees based on considerations including length of time since the last engagement of a consultant and changes in factors affecting executive compensation at the Company or in the market at large.

The Compensation Committee is responsible, without the influence or input of management, for retaining and terminating compensation consultants and determining their terms and conditions, including fees. Radford provides the Compensation Committee with an annual update of its services and related fees. Radford’s aggregate fees rendered for consulting services for the Compensation Committee in 2015 were approximately $79,100.

Company management separately engages Radford for compensation surveys to benchmark non-executive officer employee compensation and also engages the Radford affiliate, Aon Risk Services, for risk related insurance products, such as property and casualty insurance and director and officer liability insurance. Neither of these engagements is approved by the Compensation Committee. The fees paid in aggregate by the Company to Radford and Aon Risk Services for all other services excluding Compensation Committee consulting services, totaled approximately $302,402 in 2015.

Role of Executives in Establishing Compensation

Our CEO and Vice President of Global Human Resources participate in the development of certain executive officer compensation programs, particularly the AIP and the LTIP described above. Once formulated, these programs are reviewed by our CEO and other individuals whose counsel may be sought from time to time and submitted to the Compensation Committee for its review and approval. The Compensation Committee considers these recommendations in its decision process, but they are not necessarily determinative. As noted previously, with the assistance of our human resources team, our CEO makes recommendations to the Compensation Committee regarding base salary and target levels of the AIP and LTIP compensation for each NEO (other than himself). Our human resources team and CEO also recommend to the Compensation Committee the performance targets under the AIP and LTIP, if applicable. From time to time, certain individuals including our CEO, Vice President of Global Human Resources, Senior Vice President, General Counsel and Secretary and CFO are invited to attend meetings of the Compensation Committee. While these individuals may be asked to provide input and perspective, only Compensation Committee members vote on NEO compensation matters. Our Vice President of Global Human Resources is responsible for the implementation, execution and operation of our compensation programs, as directed by the CEO and the Compensation Committee.

Insider Trading Policy

The Company’s insider trading policy prohibits our executive officers and directors from pledging our securities or engaging in hedging transactions with respect to our securities.

Impact of Tax on Compensation Decisions

As a general matter, the Compensation Committee takes into account the various tax implications of the compensation vehicles employed by the Company but it is not a determining factor in the Compensation Committee’s compensation decisions.

Section 162(m) of the United States Internal Revenue Code (“Section 162(m)”) generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 in any taxable year to “covered employees” within the meaning of Section 162(m). Exceptions are made for qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard. However, the Compensation Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business, rather than by tax policy. Therefore, the Compensation Committee may make decisions that result in compensation expense that is not fully deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with our management and, based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

THE COMPENSATION COMMITTEE

Angus L. Macdonald, Chair
William W. Crouch
Michael T. Smith
Cathy A. Stauffer

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2015 Summary Compensation Table

The following table summarizes compensation for our CEO, former CFO and our five other NEOs for the years ended December 31, 2015 and, to the extent required under the SEC executive compensation disclosure rules, December 31, 2014 and December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)
Andrew C. Teich	2015	$831,731	$—		$2,570,748	$1,509,288	$796,509	$2,467,193	$35,477	$8,210,946
President and Chief Executive Officer	2014 2013	726,692 577,692	— —		1,294,290 1,090,440	1,279,390 1,075,085	706,115 388,125	579,893 —	29,627 30,156	4,616,007 3,161,498

Amit Singhi(6)	2015	143,846	—		723,806	292,581	123,141	n/a	72,218	1,355,592
Senior Vice President, Finance and Chief Financial Officer

David A. Muessle(6)	2015	380,433	—		354,676	—	223,385	n/a	11,322	969,816
Vice President, Interim Chief Financial Officer

Anthony L. Trunzo(6)	2015	215,297	—		—	—	—	n/a	14,701	229,998
Former Senior Vice	2014	470,308	—		479,610	473,710	344,344	n/a	29,627	1,797,599
President, Finance and Chief Financial Officer	2013	450,385	—		2,224,346	506,990	211,140	n/a	23,976	3,416,837

Thomas A. Surran	2015	501,154	—		883,662	518,818	364,863	n/a	29,762	2,298,259
Senior Vice	2014	440,385	—		479,610	473,710	327,600	n/a	27,427	1,748,732
President, Chief Operating Officer	2013	355,399	—		457,962	311,307	184,000	n/a	30,435	1,339,103

Todd M. DuChene(7)	2015	404,346	—		562,326	330,157	273,298	n/a	34,516	1,604,643
Senior Vice	2014	90,615	225,000	(8)	468,450	499,200	—	n/a	19,979	1,303,244
President, General Counsel and Secretary

Jeffrey D. Frank(7)	2015	330,481	—		401,656	235,826	178,708	n/a	34,893	1,181,564
Senior Vice	2014	308,481	—		216,810	213,356	141,278	n/a	35,154	915,079
President, Global Product Strategy

(1)	Represents the aggregate grant date fair value for time-based and market-based RSUs, as applicable, granted in 2015, 2014 and 2013. The amounts reported in this column are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). For additional information regarding the calculation of the grant date fair value of the RSU awards, see Note 1 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015. For the market-based RSUs granted in 2015, the likelihood of achieving the market condition required for vesting was included in the determination of the grant date fair value of the RSUs.

For the market-based RSUs granted in 2015, if we assume that each NEO receives the highest level of performance under the 2015 TSR Program, the values in the 2015 Summary Compensation table would double to $1,905,767, $240,476, $157,800, $655,068, $416,847 and $297,763 for Messrs. Teich, Singhi, Muessle, Surran, DuChene and Frank, respectively.

(2)	Represents the aggregate grant date fair value for stock options granted in 2015, 2014 and 2013. In accordance with FASB ASC Topic 718, the aggregate grant date fair value for these awards is determined using the Black-Scholes option pricing model. For additional information regarding the calculation of the grant date fair value of the stock option awards, see Note 1 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

(3)	Represents amounts earned under our AIP with respect to the specified year. The 2015 AIP and performance metrics are described in the Compensation Discussion and Analysis under “Annual Incentive Plan.”

(4)

Represents the aggregate change in actuarial present value of Mr. Teich’s accumulated benefit under the SERP during the years indicated. The Change in Pension Value in the table above is calculated on the basis of Minimum Retirement Benefit (as described in the Pension Benefits table on page 35), even though Mr. Teich had not achieved full eligibility for such benefits as of the end of each reporting year. The increase in present value of accrued benefits for Mr. Teich for 2015 was primarily due to the substantial increase of his AIP cash payments in calendar year 2015 ($706,115) versus 2014 ($111,375).

(5)	Represents actual cash expenses incurred by the Company and includes car allowances, Company matching contributions under our 401(k) plan, group life insurance premiums, and other personal benefits. Details are described in the All Other Compensation Table shown below.

(6)	Mr. Singhi joined the Company on August 12, 2015 as CFO, replacing Mr. Muessle. Mr. Muessle served as Interim CFO upon the resignation of Mr. Trunzo, effective March 27, 2015.

(7)	Messrs. Frank and DuChene were not NEOs prior to 2014. Mr. DuChene’s employment with the Company began in September 2014.

(8)	Due to Mr. DuChene starting his employment with the Company in September 2014, he was guaranteed a minimum 2014 AIP payment of $75,000 and a sign on bonus of $150,000.

2015 All Other Compensation Table

The following table provides the components of the amounts shown for 2015 in the “All Other Compensation” column of the 2015 Summary Compensation Table.

Name	Car Allowance ($)	Company Contributions under 401(k) Plan ($)	Group Life Insurance Premiums ($)	Other Personal Benefits ($)		Total ($)
Andrew C. Teich	$18,692	$9,000	$3,174	$4,611	(1)	$35,477
Amit Singhi	6,923	4,913	382	60,000	(2)	72,218
David A. Muessle	—	9,000	2,322	—		11,322
Anthony L. Trunzo	4,846	9,000	855	—		14,701
Thomas A. Surran	18,692	9,000	2,070	—		29,762
Todd M. DuChene	18,692	9,000	2,070	4,754	(3)	34,516
Jeffrey D. Frank	18,692	9,000	3,870	3,331	(4)	34,893

(1)	Represents fitness club dues of $300 and a patent award payment of $4,311.

(2)	Represents a relocation allowance.

(3)	Represents a relocation allowance of $4,304, and fitness club dues of $450.

(4)	Represents a patent award payment.

2015 Grants of Plan-Based Awards

The following Grants of Plan-Based Awards table provides information regarding non-equity incentive plan awards and equity-based awards granted to our NEOs during the year ended December 31, 2015. The equity-based awards were granted under the FLIR Systems, Inc. 2011 Stock Incentive Plan, while the non-equity incentive plan awards were granted under the FLIR Systems, Inc. 2012 Executive Bonus Plan.

			Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Andrew C. Teich		2/26/15	$30,807	$855,750	$1,711,500
	4/28/15(2)	4/23/15								251,968	31.15	$1,509,288
	4/28/15(3)	4/23/15							54,218			1,617,865
	4/28/15(4)	4/23/15				363	36,328	72,656				952,883

Amit Singhi		6/30/15	4,763	132,300	264,600
	10/30/15(5)	7/23/15								55,100	26.67	292,581
	10/30/15(6)	7/23/15							23,800			603,568
	10/30/15(7)	7/23/15				79	7,900	15,800				120,238

David A. Muessle		3/9/15	8,640	240,000	480,000
	4/28/15(8)	4/23/15							8,980			275,776
	4/28/15(4)	4/23/15				30	3,008	6,016				78,900

Anthony L. Trunzo		2/26/15	14,832	412,000	824,000

Thomas A. Surran		2/26/15	14,112	392,000	784,000
	4/28/15(2)	4/23/15								86,614	31.15	518,818
	4/28/15(3)	4/23/15							18,637			556,128
	4/28/15(4)	4/23/15				124	12,487	24,974				327,534

Todd M. DuChene		2/26/15	10,571	293,625	587,250
	4/28/15(2)	4/23/15								55,118	31.15	330,157
	4/28/15(3)	4/23/15							11,860			353,902
	4/28/15(4)	4/23/15				79	7,946	15,892				208,424

Jeffrey D. Frank		2/26/15	6,912	192,000	384,000
	4/28/15(2)	4/23/15								39,370	31.15	235,826
	4/28/15(3)	4/23/15							8,471			252,775
	4/28/15(4)	4/23/15				56	5,676	11,352				148,881

(1)	Represents the target awards under the AIP. The AIP threshold is 3.6% of target. With the exception of Mr. Singhi, the Compensation Committee approved the AIP grants on February 26, 2015. Mr. Singhi’s AIP grant was approved by the Compensation Committee on June 30, 2015. Mr. Singhi’s AIP target was prorated based on his hire date in August 2015. See the Annual Incentive Plan section of Compensation Discussion and Analysis on page 22 for details on the AIP.

(2)	The Compensation Committee approved the stock option grants on April 23, 2015. The stock option grants were issued on April 28, 2015, which was the second trading day after the date of the Company’s public earnings announcement for the first quarter. These stock options vest over a three-year period, in three equal installments on April 29, 2016, 2017 and 2018. The grant date fair value is $5.99 per share, calculated in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair value of each stock option grant are disclosed in Note 1 to the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

(3)	The Compensation Committee approved the time-based RSU grants on April 23, 2015. The time-based RSU grants were issued on April 28, 2015, which was the second trading day after the date of the Company’s public earnings announcement for the first quarter. These time-based RSU grants vest over a three-year period, in three equal installments on April 29, 2016, 2017 and 2018. In accordance with FASB ASC Topic 718, the grant date fair value for these awards was $29.84, which was the closing market price of our Common Stock on the date of grant, discounted by the net present value of our quarterly dividends.

(4)

The Compensation Committee approved the market-based RSU grants on April 23, 2015. The market-based RSU grants were issued on April 28, 2015, which was the second trading day after the date of the Company’s public earnings announcement for the first quarter. These market-based RSU grant vest on May 1, 2018 based on the Company’s relative TSR performance from May 1, 2015 through April 30, 2018. The TSR metric to be used to determine vesting for the market-based RSUs is described in the Compensation Discussion and Analysis under “Long-Term Incentive Program.” The grant date fair value of $26.23 per market-based RSU is calculated in accordance with FASB ASC Topic 718 based on the probable satisfaction of the market conditions. The assumptions made in determining the grant date fair value of each market-based RSU grant are disclosed in Note 1 to the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

(5)	The Compensation Committee approved the stock option grant on July 23, 2015. The stock option grant was issued on October 30, 2015, which was the second trading day after the date of the Company’s public earnings announcement for the third quarter. This stock option grant will vest over a three-year period, in three equal installments on October 30, 2016, 2017 and 2018. The grant date fair value is $5.31 per share, calculated in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair value of each stock option grant are disclosed in Note 1 to the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

(6)	The Compensation Committee approved the time-based RSU grant on July 23, 2015. The time-based RSU grant was issued on October 30, 2015, which was the second trading day after the date of the Company’s public earnings announcement for the third quarter. This time-based RSU grant will vest over a three-year period, in three equal installments on October 30, 2016, 2017 and 2018. In accordance with FASB ASC Topic 718, the grant date fair value for this award was $25.36, which was the closing market price of our Common Stock on the date of grant, discounted by the net present value of our quarterly dividends.

(7)	The Compensation Committee approved the market-based RSU grants on July 23, 2015. The market-based RSU grants were issued on October 30, 2015, which was the second trading day after the date of the Company’s public earnings announcement for the third quarter. These market-based RSU grant vest on May 1, 2018 based on the Company’s relative TSR performance from May 1, 2015 through April 30, 2018. The TSR metric to be used to determine vesting for the market-based RSUs is described in the Compensation Discussion and Analysis under “Long-Term Incentive Program.” The grant date fair value of $15.22 per market-based RSU is calculated in accordance with FASB ASC Topic 718 based on the probable satisfaction of the market conditions. The assumptions made in determining the grant date fair value of each market-based RSU grant are disclosed in Note 1 to the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

(8)	The Compensation Committee approved the time-based RSU grants on April 23, 2015. The time-based RSU grants were issued on April 28, 2015, which was the second trading day after the date of the Company’s public earnings announcement for the first quarter. This time-based RSU grant vests on the anniversary date of the grant in April 2016. In accordance with FASB ASC Topic 718, the grant date fair value is $30.71 which was the closing market price of our Common Stock on the date of grant, discounted by the net present value of our quarterly dividends.

Outstanding Equity Awards at Fiscal Year-End 2015

The following Outstanding Equity Awards at Fiscal Year-End 2015 table summarizes the equity awards we have made to our NEOs, which were outstanding as of December 31, 2015.

	Option Awards					Stock Awards
									Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Been Vested (#)		Market Value of Shares or Units of Stock That Have Not Been Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Andrew C. Teich	95,538	—		$12.57	2/13/16
	65,200	—		20.75	5/1/17
	32,500	—		34.31	4/28/18
	75,950	—		25.64	5/5/19
	71,400	—		30.27	4/27/20
	38,400	—		35.22	5/3/21
	68,000	—		22.30	5/1/22
	118,466	59,234	(2)	24.31	4/30/23
	57,166	114,334	(3)	33.86	4/29/24
	—	251,968	(4)	31.15	4/28/25
						15,534	(5)	$436,039
						26,267	(6)	737,315
						54,218	(7)	1,521,899
									36,328	(8)	$1,019,727

Amit Singhi	—	55,100	(9)	26.67	10/30/25
						23,800	(10)	668,066
									7,900	(11)	221,753

	Option Awards					Stock Awards
									Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Been Vested (#)		Market Value of Shares or Units of Stock That Have Not Been Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

David A. Muessle	23,000	—		20.75	5/1/17
	11,300	—		34.31	4/28/18
	19,000	—		25.64	5/5/19
	10,700	—		30.27	4/27/20
	12,800	—		35.22	5/3/21
	8,100	—		22.30	5/1/22
	13,220	6,610	(2)	24.31	4/30/23
	3,176	6,354	(3)	33.86	4/29/24
						1,734	(5)	48,673
						4,380	(6)	122,947
						8,980	(12)	252,069
									3,008	(8)	84,435

Thomas A. Surran	10,700	—		30.27	4/27/20
	5,124	—		35.22	5/3/21
	8,772	—		22.30	5/1/22
	7,160	3,580	(2)	24.31	4/30/23
	21,466	10,734	(13)	31.89	7/29/23
	21,166	42,334	(3)	33.86	4/29/24
	—	86,614	(4)	31.15	4/28/25
						2,817	(5)	79,073
						2,800	(14)	78,596
						9,734	(6)	273,233
						18,637	(7)	523,141
									12,487	(8)	350,510

Todd M. DuChene	15,000	45,000	(15)	32.51	10/28/24
	—	55,118	(4)	31.15	4/28/25
						11,250	(16)	315,788
						11,860	(7)	332,910
									7,946	(8)	223,044

Jeffrey D. Frank	3,800	—		34.31	4/28/18
	3,542	—		25.64	5/5/19
	6,748	—		22.30	5/1/22
	5,506	2,754	(2)	24.31	4/30/23
	2,753	1,377	(13)	31.89	7/29/23
	9,533	19,067	(3)	33.86	4/29/24
	—	39,370	(4)	31.15	4/28/25
						2,167	(5)	60,828
						1,084	(14)	30,428
						4,400	(6)	123,508
						8,471	(7)	237,781
									5,676	(8)	159,325

(1)	Based on the closing market price of our Common Stock as of December 31, 2015 ($28.07), as reported on NASDAQ.

(2)	Time-based stock options granted on April 30, 2013 that will vest in on April 30, 2016.

(3)	Time-based stock options granted on April 29, 2014 that will vest in two equal installments on April 29, 2016 and 2017.

(4)	Time-based stock options granted on April 28, 2015 that will vest in three equal installments on April 29, 2016, 2017 and 2018 .

(5)	Time-based RSUs granted on April 30, 2013 that will vest on April 30, 2016.

(6)	Time-based RSUs granted on April 29, 2014 that will vest in two equal installments on April 29, 2016 and 2017.

(7)	Time-based RSUs granted on April 28, 2015 that will vest in three equal installments on April 29, 2016, 2017 and 2018.

(8)	Market-based RSUs granted on April 28, 2015 that will vest on May 1, 2018 based on the Company’s relative TSR performance versus the S&P 500 for the three-year period beginning May 1, 2015. This amount represents the target number of shares. The maximum number of shares that can be earned is 200% of the target number of shares.

(9)	Time-based stock options granted on October 30, 2015 that will vest in three equal installments on October 30, 2016, 2017 and 2018 .

(10)	Time-based RSUs granted on October 30, 2015 that will vest in three equal installments on October 30, 2016, 2017 and 2018 .

(11)	Market-based RSUs granted on October 30, 2015 that will vest on May 1, 2018 based on the Company’s relative TSR performance versus the S&P 500 for the three-year period beginning May 1, 2015. This amount represents the target number of shares. The maximum number of shares that can be earned is 200% of the target number of shares.

(12)	Time-based RSUs granted on April 28, 2015 that will vest on April 29, 2016.

(13)	Time-based stock options granted on July 29, 2013 that will vest on July 29, 2016.

(14)	Time-based RSUs granted on July 29, 2013 that will vest on July 29, 2016.

(15)	Time based stock options granted on October 28, 2014 that will vest in three equal installments on October 28, 2016, 2017 and 2018.

(16)	Time based RSUs granted on October 28, 2014 that will vest in three equal installments on October 28, 2016, 2017 and 2018.

2015 Option Exercises and Stock Vested

The following Option Exercises and Stock Vested table provides additional information about the value realized by our NEOs on the exercise of outstanding stock options and the vesting of RSUs during the year ended December 31, 2015.

	Option Awards(1)			Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Andrew C. Teich	—		$—	36,000		$1,116,067
Amit Singhi	—		—	—		—
David A. Muessle	52,579		831,305	6,556	(3)	203,708
Anthony L. Trunzo	271,016	(4)	1,930,897	—		—
Thomas A. Surran	—		—	13,353		413,239
Todd M. Duchene	—		—	3,750		97,538
Jeffrey D. Frank	—		—	7,658		237,289

(1)	The value realized upon exercise represents the difference between the exercise price per share of the stock option and the sales price or the fair market value of each share of our Common Stock multiplied by the number of shares exercised. The exercise price of each stock option was equal to the closing price of our Common Stock as reported on NASDAQ on the date of grant.

(2)	The value realized on vesting was determined by multiplying the number of RSUs vesting by the closing price of our Common Stock as reported on NASDAQ on the vesting date.

(3)	Included are 2,189 shares that vested on April 29, 2015 for which distribution has been deferred until June 1, 2018 and 1,733 shares that vested on April 30, 2015 for which distribution has been deferred until June 1, 2017. The total value realized on vesting of these deferred units is $121,369.

(4)	These stock options were exercised after Mr. Trunzo’s resignation on March 27, 2015.

2015 Pension Benefits

The following Pension Benefits table provides the present value of the accumulated benefits payable to each of our NEOs under our SERP. Mr. Teich is the only participant in the SERP.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Andrew C. Teich	SERP	15	$5,781,562	—
Amit Singhi	n/a	n/a	n/a	n/a
David A. Muessle	n/a	n/a	n/a	n/a
Anthony L. Trunzo	n/a	n/a	n/a	n/a
Thomas A. Surran	n/a	n/a	n/a	n/a
Todd M. DuChene	n/a	n/a	n/a	n/a
Jeffrey D. Frank	n/a	n/a	n/a	n/a

(1)	The assumptions made in determining the present value of the accumulated benefit are disclosed in Note 16 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

Under the SERP, there are two methods for calculating retirement benefits: (1) Retirement Benefit and (2) Minimum Retirement Benefit. Under the Retirement Benefit method, a participant who terminates is entitled to receive his vested account balance in a lump sum payable within 60 days after the date of termination. Under the Minimum Retirement Benefit method, a participant is entitled to receive a lump sum payment equal to 118%

of the present value of a hypothetical stream of installments payable annually for 20 years, with each payment equal to 25% of the greater of (A) the participant’s cash compensation earned during his final 12 full months of employment, (B) the average of the participant’s two highest full calendar years of cash compensation, or (C) the participant’s highest cash compensation received in any one of the five full calendar years preceding retirement. Under certain circumstances defined below, participants are eligible to receive the greater of the Retirement Benefit or the Minimum Retirement Benefit. The present value of accumulated benefits in the table above is calculated on the basis of Minimum Retirement Benefit even though Mr. Teich has not fully achieved eligibility for such benefits.

Mr. Teich’s account is in an unfunded retirement account and is credited with an amount equal to 10% of his cash compensation during each plan year. Cash compensation is defined as salary plus annual incentive payments. The retirement account earns interest at the prime interest rate plus 2%. Vesting in the retirement account is based upon the age of the participant and increases annually with full vesting provided at the earlier of age 60 or after 10 years of service. Mr. Teich is 100% vested.

Upon Normal Retirement, death or disability, Mr. Teich will be entitled to receive the greater of his Retirement Benefit or his Minimum Retirement Benefit.

The SERP defines Normal Retirement as termination of employment with the Company at or after age 60. There are early retirement provisions in the SERP established based upon termination of employment at or after age 55 with at least five full years of service. Under these early retirement provisions, the participant is eligible to receive the Minimum Retirement Benefit; however, benefits are reduced by 6% for each year prior to age 60 in which the termination occurs. If a participant is eligible for early retirement and terminates within two years of a change of control, the 6% reduction above shall not apply and the benefit will be increased by 5% for each year, or partial year, that the participant’s age at termination is less than 60.

2015 Non-Qualified Deferred Compensation

The following Non-Qualified Deferred Compensation table provides information regarding the contributions made and the aggregate earnings recognized during the year ended December 31, 2015, and the account balances as of December 31, 2015 for our NEOs under the NQDC plan and the stock deferral plan.

Name	Executive Contributions ($)		Registrant Contributions ($)		Aggregate Earnings (Loss) ($)(1)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at December 31 ($)
Andrew C. Teich	$272,263 —	(2)	$	— —	$(1,951 (29,529	)(3) )(4)	$	— —	$918,097 219,730
Amit Singhi	— —			— —	— —			— —	— —
Anthony L. Trunzo	194,344 —	(2)		— —	(66,825	)(3)		(741,450 —)	198,725 —
David A. Muessle	57,065 121,369	(2) (5)			(5,242 (33,110	)(3) )(4)		— (315,039)	248,321 161,123
Thomas A. Surran	— —			— —	— —			— —	— —
Todd M. DuChene	— —			— —	— —			— —	— —
Jeffrey D. Frank	99,144 —	(2)		— —	(3,220 —	)(3)		— —	95,924 —

(1)	These amounts are not reported in the 2015 Summary Compensation Table on page 29.

(2)	These amounts are reported as Salary or Non-Equity Incentive Plan Compensation in the 2015 Summary Compensation Table on page 29.

(3)	Losses from the NQDC plan.

(4)	Losses from the stock deferral plan.

(5)	Included are 2,189 shares that vested on April 29, 2015 and 1,733 shares that vested on April 30, 2015.

We implemented the NQDC plan in order to provide highly compensated employees with an additional savings option. NEOs can defer up to 50% of salary and up to 100% of AIP compensation. Participants elect the timing and method of distribution during the annual enrollment period. Distribution options include a lump sum or annual installments. The deferred compensation and investment earnings are held as a Company asset within a rabbi trust. Participants have a menu of market-based investment options from which to choose to invest their contributions.

In addition, we have a Stock Deferral Plan that provides highly compensated employees the ability to defer the receipt of RSUs after vesting. Participants may elect to defer the distribution for up to 11 years from the grant date and must make the election to defer within 30 days of grant.

Potential Payments upon Termination or Change of Control

We entered into certain agreements and maintain certain plans that will require us to provide compensation to our NEOs (excluding Mr. Muessle) in the event of a termination of employment or a termination in connection with a change of control of the Company. The following tables show potential payments to our NEOs assuming a December 31, 2015 termination date and, where applicable, using the closing market price of our Common Stock as of December 31, 2015 of $28.07, as reported on NASDAQ.

Andrew C. Teich

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination and Termination For Good Reason	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Base Salary Continuation(1)	—	$—	$—	$815,000	$—	$—	$—	$815,000
Lump Sum Payment(2)	—	—	—	815,000	—	1,692,509	815,000
Stock Options (unvested and accelerated)(3)	—	—	—	222,720	—	222,720	—	—
RSUs (unvested and accelerated)(3)	—	—	—	3,714,980	—	3,714,980	—	—
Benefits & Perquisites
Post-Termination Health Care Benefits(4)	—	—	—	14,220	—	21,757	—	—
Supplemental Executive Retirement Plan(5)	4,866,312	4,866,312	—	4,866,312	1,318,369	8,689,842	4,866,312	4,866,312

Total	$4,866,312	$4,866,312	$—	$10,448,232	$1,318,369	$14,341,808	$5,681,312	$5,681,312

Amit Singhi

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not For Cause Termination and Termination For Good Reason	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Base Salary Continuation(1)	$—	$425,000	$—	$—	$—	$425,000
Lump Sum Payment(2)	—	340,000	—	1,530,000	425,000	—
Stock Options (unvested and accelerated)(3)	—	77,140	—	77,140	—	—
RSUs (unvested and accelerated)(3)	—	889,819	—	889,819	—	—
Benefits & Perquisites
Post-Termination Health Care Benefits(4)	—	381	—	583	—	—

Total	$—	$1,732,340	$—	$2,497,542	$425,000	$425,000

(1)	Base Salary Continuation: In the event the employment of Messrs. Teich or Singhi is involuntarily terminated without cause by the Company or Messrs. Teich or Singhi resign for good reason, the NEO is entitled to continuation of his base salary in effect at the time of termination for 12 months. If the NEO’s employment is terminated due to disability, he is entitled to payment of his base salary through the end of the twelfth month of disability.

(2)	Lump Sum Payment: In the event the employment of Mr. Teich is involuntarily terminated without cause by the Company or he resigns for good reason, he is entitled to a lump sum severance payment equal to 100% of his base salary. If Mr. Teich’s employment is involuntarily terminated by the Company in connection with a change of control, he is entitled to a lump sum payment equal to his base salary and AIP for the two most recent taxable years ending before the date upon which the change of control occurred. If Mr. Teich’s employment is terminated due to death, his beneficiaries are entitled to a lump sum payment equal to 12 months of his base salary in effect at the time of termination.

In the event the employment of Mr. Singhi is involuntarily terminated without cause by the Company or he resigns for good reason, he is entitled to a lump sum severance payment equal to 80% of his base salary. If Mr. Singhi’s employment is involuntarily terminated by the Company or Mr. Singhi resigns for good reason, in either case, in connection with a change of control, he is entitled to a lump sum payment equal to 200% of his current base salary and target AIP then in effect. If Mr. Singhi’s employment is terminated due to death, his beneficiaries are entitled to a lump sum payment equal to 12 months of his base salary in effect at the time of termination.

(3)	Stock Options and RSUs: In the event the employment of Messrs. Teich or Singhi is involuntarily terminated by the Company without cause or Messrs. Teich or Singhi resign for good reason, the NEO is entitled to immediate vesting on all unvested equity awards. For unvested market-based RSUs, the target number of underlying shares will remain subject to the market-based criteria. Once the performance period has completed, the number of earned market-based RSUs will be determined. The value in the table assumes that the target number of shares will be earned. See the “Outstanding Equity Awards at Fiscal Year-End 2015” table for additional details.

(4)	Post-Termination Health Care Benefits: In the event the employment of Messrs. Teich or Singhi is involuntarily terminated without cause by the Company or Messrs. Teich or Singhi resign for good reason, the NEO and the NEO’s family are entitled to health care benefits equal to what they received while the NEO was employed by the Company for 12 months after termination. In the event an NEO’s employment is involuntarily terminated by the Company in connection with a change of control, the NEO and the NEO’s family are entitled to health care benefits equal to what they received while the NEO was employed by the Company for 18 months after termination. The calculations assume an annual increase in healthcare premiums of 6%.

(5)	Supplemental Executive Retirement Plan: Benefits payable are affected by the age of the participant on the date of termination. Mr. Teich has not reached the retirement age of 60, however, he has reached the early retirement age of 55 and as such the Minimum Retirement Benefits provided in the plan apply at the reduced rate described in the Pension Benefits table on page 35. Mr. Teich is 100% vested in his account. For a termination due to cause only the vested account balance is payable and benefits are payable in a lump sum. For terminations due to voluntary termination, involuntary not for cause, death or disability, the Minimum Retirement Benefit adjusted for early retirement as described in the Pension Benefits table on page 35 applies and benefits are payable in a lump sum. In the event of termination within two years of a change of control, the Minimum Retirement Benefits are payable in a lump sum.

David A. Muessle

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not For Cause Termination	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Lump Sum Payment	$—	$—	$—	$—	$—	$—
Stock Options (unvested and accelerated)	—	—	—	—	—	—
RSUs (unvested and accelerated)	—	—	—	—	—	—
Benefits & Perquisites
Post-Termination Health Care Benefits	—	—	—	—	—	—

Total	$—	$—	$—	$—	$—	$—

Thomas A. Surran

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not For Cause Termination	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Lump Sum Payment(1)	$—	$—	$—	979,784	$—	$—
Stock Options (unvested and accelerated)(2)	—	—	—	13,461	—	—
RSUs (unvested and accelerated)(2)	—	—	—	1,304,553	—	—
Benefits & Perquisites
Post-Termination Health Care Benefits(3)	—	—	—	21,757	—	—

Total	$—	$—	$—	$2,319,555	$—	$—

Todd M. DuChene

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not For Cause Termination	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Lump Sum Payment(1)	$—		$—	$90,615	$—	$—
Stock Options (unvested and accelerated)(2)	—	—	—	—	—	—
RSUs (unvested and accelerated)(2)	—	—	—	871,742	—	—
Benefits & Perquisites
Post-Termination Health Care Benefits(3)	—	—	—	21,757	—	—

Total	$—	$—	$—	$984,114	$—	$—

Jeffrey D. Frank

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not For Cause Termination	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Lump Sum Payment(1)	$—		$—	675,401	$—	$—
Stock Options (unvested and accelerated)(2)	—	—	—	10,355	—	—
RSUs (unvested and accelerated)(2)	—	—	—	611,870	—	—
Benefits & Perquisites
Post-Termination Health Care Benefits(3)	—	—	—	44,086	—	—

Total	$—	$—	$—	$1,341,712	$—	$—

(1)	Lump Sum Payment: In the event an NEO’s employment is involuntarily terminated by the Company in connection with a change of control, the NEO will be entitled to a lump sum payment equal to his base salary and AIP for the two most recent taxable years ending before the date upon which the change of control occurred.

(2)	Stock Options and RSUs: In the event an NEO’s employment is involuntarily terminated by the Company in connection with a change of control, the NEO will be entitled to immediate vesting on all unvested equity awards. For unvested market-based RSUs, the target number of underlying shares will remain subject to the market-based criteria. Once the performance period has completed, the number of earned market-based RSUs will be determined. The value in the table assumes that the target number of shares will be earned. See the “Outstanding Equity Awards at Fiscal Year-End 2015” table for additional details.

(3)	Post-Termination Health Care Benefits: In the event an NEO’s employment is involuntarily terminated by the Company in connection with a change of control, the NEO and the NEO’s family are entitled to health care benefits equal to what they received while the NEO was employed by the Company for 18 months after termination. The calculations assume an annual increase in healthcare premiums of 10%.

Termination or Change of Control Payments

We have change of control agreements with Messrs. Teich, Singhi, Surran, DuChene, and Frank.

For change of control benefits to be paid, a change of control must have occurred and the NEO must be terminated within a specific period of time prior to or following the change of control event (i.e., between 60 days prior to and 180 days after the event). In such circumstances, the agreements provide for the following benefits: (a) immediate vesting of any unvested equity awards, (b) a payment equal to the cash compensation of the NEO (except for Mr. Singhi) for the two most recent taxable years ending before the date upon which the change of control occurred, and (c) a maximum of 18 months of continuation of health benefits. For Mr. Singhi, the payment referenced in (b) above is according to a different formula than the other NEOs. For Mr. Singhi that payment will be equal to 200% of his salary and target AIP at the time of the change of control. If the payment would result in a “parachute payment” within the meaning of Section 280G under the United States Internal Revenue Code, then benefits will be reduced, to the extent necessary, so that the payment would be $1.00 less than the amount that would cause the payments to be subject to the excise tax. Change of control benefits described in (b) and (c) above are contingent on the NEO signing a release of claims in a form satisfactory to the Company.

Termination without Cause and with Good Reason

The employment agreements for Messrs. Teich and Singhi provide for the following benefits due to an involuntary termination without cause or a termination for good reason: (a) immediate vesting of any unvested equity awards, (b) a lump sum payment for Mr. Teich equal to his salary at the time of termination and a lump sum payment for Mr. Singhi equal to 80% of his salary at the time of termination, (c) continuation of the NEO’s current salary for a period of 12 months, and (d) 12 months of continuation of health benefits.

NEOs who Departed from the Company in 2015

Mr. Trunzo departed from the Company in March 2015. In accordance with his voluntary termination, he received no severance benefits, acceleration of vesting on unvested equity awards, nor Company payment for continuation of his health benefits.

DIRECTOR COMPENSATION

Under a policy adopted by the Board of Directors, each non-employee director shall automatically be granted an annual grant of RSUs and stock options under the Company’s current stock incentive plan (currently the 2011 Stock Incentive Plan) based on a targeted dollar value. The stock options vest immediately upon grant while the RSUs fully vest approximately one year from the date of grant. In April 2013, the Board adjusted the amount of the annual cash retainer paid to non-employee directors based on a recommendation made by Willis Towers Watson, the Board’s director compensation consultant. The new annual retainer amount is $70,000. In addition, each non-employee director receives an attendance fee of $1,500 for each meeting of the Board of Directors attended, and reimbursement for out-of-pocket and travel expenses incurred in attending Board meetings. The retainers for the Board’s committees are: the Chairman of the Audit Committee receives a $15,000 annual retainer, the Chairman of the Compensation Committee receives a $9,000 annual retainer, and the Chairman of the Corporate Governance Committee receives a $7,000 annual retainer. Each non-employee director who serves on the Audit Committee (other than the Chairman) receives a $7,000 annual retainer and each non-employee director who serves on the Compensation or Corporate Governance Committees (other than the Chairmen of such Committees), receives an annual retainer of $4,000.

The table below summarizes the compensation paid by us to our non-employee directors during the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Earl R. Lewis	$177,500	$75,762	$71,302	$150,000	(3)	$474,564
John D. Carter	84,500	75,762	71,302	—		231,564
William W. Crouch	88,500	75,762	71,302	—		235,564
Catherine A. Halligan	84,500	75,762	71,302	—		231,564
Angus L. Macdonald	100,250	75,762	71,302	—		247,314
Michael T. Smith	99,500	75,762	71,302	—		246,564
Cathy A. Stauffer	84,500	75,762	71,302	—		231,564
John W. Wood, Jr.	81,500	75,762	71,302	—		228,564
Steven E. Wynne	88,500	75,762	71,302	—		235,564

(1)	Represents the grant date fair value for time-based RSUs granted in 2015. In accordance with FASB ASC Topic 718, the value used to calculate the grant date fair value for these awards is the closing market price of our Common Stock on the date of grant, discounted by the net present value of quarterly dividends. For additional information regarding the calculation of the grant date fair value of the RSU awards, see Note 1 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015. The number of unvested RSUs outstanding at December 31, 2015 is 2,467 for each director, except for Mr. Lewis who had 21,967 time-based RSUs outstanding.

(2)	Represents the grant date fair value for the stock options granted in 2015 at an exercise price of $31.15. In accordance with FASB ASC Topic 718, the grant date fair value for these awards is determined using the Black-Scholes option pricing model. For additional information regarding the calculation of the grant date fair value associated with the option awards, see Note 1 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015. Aggregate number of stock options outstanding at December 31, 2015 is as follows: Mr. Lewis—1,339,900; Mr. Carter—130,970; General Crouch—130,970; Ms. Halligan—26,300; Mr. Macdonald—130,970; Mr. Smith—150,970; Ms. Stauffer—26,300; Mr. Wood—99,770 and Mr. Wynne—130,970.

(3)	Represents amounts under a two-year consulting agreement effective May 19, 2013 that terminated by its terms in May 2015 that provided compensation for service as a senior advisor to the Company. Mr. Lewis’ outstanding equity awards continued to vest during the consulting period and will continue to vest during his service on the Board.

We require that all of our independent directors, within the later of five years from joining the Board or July 2017, hold shares of our Common Stock, restricted stock or stock options in an amount equal in value to no less than four times the average of the annual cash retainer for Board (but not committee) service during the immediately preceding five-year period. All of our independent directors are currently in compliance with this stock ownership policy.

In addition to serving as the Non-Executive Chairman, Mr. Lewis also serves as a senior advisor to the Board and Mr. Teich. He has a consulting agreement with the Company for a period of two years from his May 2013 retirement date which establishes his compensation and his responsibilities. Based in part on advice from Radford, the Compensation Committee determined an appropriate level of compensation for Mr. Lewis considering his years of experience directly related to our industry. Under the agreement, Mr. Lewis advises both the Board and the Company’s executive management on strategy, mergers and acquisitions, organizational considerations and other matters specified by the Board.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans.

	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)(3)
Equity Compensation Plans Approved by Shareholders(4)	6,447,580	$27.49	9,425,173

(1)	Excludes purchase rights accruing under the Company’s 2009 Employee Stock Purchase Plan (the “Purchase Plan”). Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at semi-annual intervals at a purchase price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the enrollment date for the offering period in which that semi-annual purchase date occurs, or (ii) the fair market value of the Common Stock on the semi-annual purchase date.

(2)	The calculation of weighted average exercise price does not include RSUs.

(3)	Includes shares available for future issuance under the Purchase Plan. As of December 31, 2015, an aggregate of 3,309,694 shares of Common Stock were available for issuance under the Purchase Plan.

(4)	Consists of the Company’s 2002 Stock Incentive Plan, 2011 Stock Incentive Plan and the Purchase Plan. In addition, the Company had 6,005 stock options that were assumed in connection with the acquisition of ICx Technologies, Inc. The average exercise price of these options was $26.58.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, officers, and beneficial owners of more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are also required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of the copies of such reports received by it with respect to fiscal year 2015, or written representations from certain reporting persons, the Company believes that except as noted below, no director, officer or beneficial owner of more than 10% of the outstanding Common Stock of the Company failed to file on a timely basis the reports required under Section 16(a) of the Exchange Act during 2015. The Company was unable to make a timely filing of the Form 4 for Mr. Smith of his grant of stock options and RSUs on April 28, 2015 due to inaccessibility to his Securities and Exchange Commission account. Mr. Smith’s Form 4 was filed on May 1, 2015.

STOCK OWNED BY MANAGEMENT

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s Common Stock as of February 12, 2016 by: (i) each of the Company directors, (ii) each of the Company’s NEOs, and (iii) all directors and executive officers as a group. The Company believes that each of the following shareholders has sole voting and investment power with respect to the shares beneficially owned by such shareholder.

Name	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Outstanding
Earl Lewis	2,203,552	2%
John Carter	158,903	*
William Crouch	140,543	*
Cathy Halligan	28,440	*
Angus MacDonald	147,043	*
Michael Smith	227,066	*
Cathy Stauffer	28,440	*
John Wood	114,050	*
Steve Wynne	154,043	*
Todd M. DuChene	17,724	*
Jeffrey D. Frank	41,163	*
David A. Muessle	174,948	*
Amit Singhi	—	*
Thomas A. Surran	90,625	*
Andrew C. Teich	754,697	1%
Anthony L. Trunzo(2)	801	*
Directors and executive officers as a group (18 persons)	4,301,255	3%

*	Less than one percent (1%)

(1)	Applicable percentage of ownership is based on 137,444,516 shares of FLIR Common Stock outstanding as of February 12, 2016. Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. None of the shares held by our directors or NEOs are pledged as security. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from February 12, 2016 and upon the vesting of RSU awards within 60 days from February 12, 2016 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The numbers of shares listed in the table above include shares that are issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days from February 12, 2016 and upon the vesting of RSU awards within 60 days of February 12, 2016, as follows: Mr. Lewis—1,339,900; Mr. Carter—130,970; General Crouch—130,970; Ms. Halligan—26,300; Mr. Macdonald—130,970; Mr. Smith—150,970; Ms. Stauffer—26,300;Mr. Wood—99,770; Mr. Wynne—130,970; Mr. DuChene—15,000; Mr. Frank—31,882; Mr. Muessle—101,296; Mr. Singhi—0; Mr. Surran—74,388; Mr. Teich—622,620; Mr. Trunzo—0; and all directors and executive officers as a group—3,021,994.

(2)	The number of shares held as of December 31, 2015.

STOCK OWNED BY PRINCIPAL SHAREHOLDERS

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s Common Stock by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock as of December 31, 2015. Except as otherwise indicated, the Company believes that each of the following shareholders has sole voting and investment power with respect to the shares beneficially owned by such shareholder.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Outstanding
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	12,059,953	9%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10022	10,726,584	8%

(1)	Applicable percentage of ownership is based on 137,350,023 shares of FLIR Common Stock outstanding as of December 31, 2015.

(2)	This information as to beneficial ownership is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2016. The Schedule 13G/A states that, as of December 31, 2015, The Vanguard Group is the beneficial owner of 12,059,953 shares of Common Stock as to which The Vanguard Group has sole dispositive power over 11,791,869 of such shares and shared dispositive power over 268,084 of such shares. The Vanguard Group has sole voting power over 261,061 shares and shared voting power over 12,200 shares.

(5)	This information as to beneficial ownership is based on a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 26, 2016. The Schedule 13G/A states that, as of December 31, 2015, Blackrock, Inc. is the beneficial owner of 10,726,584 shares of Common Stock as to which Blackrock, Inc. has shared dispositive power and sole voting power over 8,858,243 shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions with related persons during the year ended December 31, 2015. The Company’s Corporate Governance Principles adopted by the Board of Directors provide that neither the Company nor any individual shall enter into a related party transaction unless it has been reviewed and approved or ratified by the Audit Committee. A “related party transaction” for these purposes is defined as a transaction for which disclosure would be required pursuant to Item 404 of Regulation S-K.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND RELATED INFORMATION

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed KPMG LLP to act as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016, subject to the ratification of such appointment by the Company’s shareholders. KPMG LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2015.

Recommendations of the Audit Committee and the Board of Directors

Each of the Audit Committee and the Board of Directors unanimously recommends that shareholders vote FOR the ratification of the appointment of the independent registered public accounting firm. If a quorum is present, this proposal will be approved if the number of votes cast FOR the proposal exceed the number of votes cast AGAINST the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will have no effect on the determination of the outcome of this proposal. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

A representative of KPMG LLP who is expected to be present at the Annual Meeting, will be given the opportunity to make a statement and will be available to respond to appropriate questions at the Annual Meeting.

Fees Paid To KPMG LLP

All services to be provided by KPMG LLP are required to be, and in 2015 and 2014 were, approved by the Audit Committee in advance. The audit and audit-related services are approved annually. With respect to services other than audit and audit-related services, at least annually, the independent registered public accounting firm submits to the Audit Committee, for its approval, anticipated engagements for the ensuing year, either at the time that the Audit Committee reviews and approves the annual audit engagement, or at a time specifically scheduled for reviewing such other services. Quarterly, and in conjunction with the Audit Committee’s regularly scheduled meetings, the independent registered public accounting firm presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval prior to the next regularly scheduled meeting of the Audit Committee, KPMG LLP must contact the Chairman of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.

The aggregate fees billed by KPMG LLP for professional services rendered for the fiscal years ended December 31, 2015 and 2014 were as follows:

	Years Ended December 31
	2015	2014
Audit Fees	$2,496,000	$2,697,000
Audit-Related Fees	30,000	30,000
Tax Fees	999,000	828,000
Other Fees	—	—

Total Fees	$3,525,000	$3,555,000

Audit Fees.    Audit fees include fees for services rendered for the audit of the annual financial statements included in Annual Reports on Form 10-K, including audit procedures related to business acquisitions, the audit of internal control over financial reporting and the review of the quarterly financial statements included in Quarterly Reports on Form 10-Q. In addition, amounts include fees for statutory filings and audits, issuance of consents and assistance with and review of documents filed with the SEC. For 2014, audit fees included $90,000 incurred for that year’s audit that were not known at the time of the finalization of the 2015 proxy statement.

Audit-Related Fees.    Audit-related fees include fees for consultation on internal control matters and the annual audit of an employee benefit plan.

Tax Fees.    Tax fees include fees principally for tax consultation and tax compliance services.

PROPOSAL 3: APPROVAL OF AMENDMENT NO. 1 TO ARTICLES OF INCORPORATION TO ADOPT A MAJORITY
VOTE STANDARD TO BE USED IN THE REMOVAL OF DIRECTORS

The Board has adopted, and recommends that the Company’s shareholders approve, edits to Article V of the Company’s Articles to (i) provide for majority voting to remove directors and (ii) remove obsolete provisions (the “Proposed Amendments”).

An explanation of the Proposed Amendment is included below. Certain conforming amendments will be made to the Company’s Second Amended Bylaws (the “Bylaws”) if the shareholders approve the Proposed Amendment; however, shareholder approval is not required for the proposed amendment to the Bylaws. Other than as described herein, the approval of the Proposed Amendment will not have any effect on your rights as a shareholder.

Background

At the 2015 Annual Meeting of Shareholders, a majority of our shareholders supported a shareholder proposal requesting that the Board take the steps necessary to cause the Company to eliminate voting requirement in each of the Articles and the Bylaws that calls for greater than a simple majority vote, and replace all such “supermajority” requirements with a majority vote standard. The Articles contain such a requirement, with Article V, Section B providing that the holders of 75 percent of the votes then entitled to be cast for the election of directors must approve the removal of directors from office.

The Board regularly considers shareholder voting issues and has monitored the evolving debate on best practices among corporate governance experts, companies and investors with respect to supermajority voting requirements.

The Board recognizes the growing sentiment that the elimination of supermajority voting provisions in a company’s constituent documents increases a Board’s accountability to shareholders and increases the ability of shareholders to participate effectively in corporate governance. The Board believes that meaningful shareholder participation is critical to the Company’s success.

After considering the foregoing issues and the results of the shareholder vote in 2015, the Board has determined to recommend that a majority of the shares then outstanding standard for director removals be reflected in the Articles and Bylaws. The Board therefore has approved and recommends shareholder approval of an amendment to Article V of the Articles to (i) provide for a majority of the shares then outstanding standard for removal of directors and (ii) remove certain language from Article V, Section A that will be obsolete as of the 2016 Annual Meeting of Shareholders, as of which all of our directors will be serving one-year terms.

Summary of Proposed Amendment

Under the Proposed Amendment, the Company’s directors may be removed with or without cause, in each case upon the vote of a majority of the votes cast.

The Proposed Amendment is set forth below, with additions indicated by underlining and deletions indicated by strikeout:

“A. The number of directors of the Corporation shall be not less than five nor more than twelve, and within such limits, the exact number shall be fixed and increased or decreased from time to time by resolution of the Board of Directors. At each annual meeting of shareholders beginning in 2014, directors shall be elected annually for one-year terms expiring at the next succeeding annual meeting of shareholders. ~~Notwithstanding the foregoing, the Class I directors elected at the 2011 annual meeting of shareholders shall continue to serve until the 2014 annual meeting of shareholders, the Class II directors elected at the 2012 annual meeting of~~

~~shareholders shall continue to serve until the 2015 annual meeting of shareholders and the Class III directors elected at the 2013 annual meeting of shareholders shall continue to serve until the 2016 annual meeting of shareholders.~~

~~B. Prior to and until the time at which the Board of Directors ceases to be classified pursuant to this Article V, Section A, all~~ All or any number of the directors of the Corporation may be removed only for cause and at a meeting of shareholders called expressly for this purpose, by the vote of ~~75 percent of the votes then entitled to be cast for the election of directors. From and after the time at which the Board of Directors ceases to be classified pursuant to this Article V, Section A, any director may be removed with or without cause, by the vote of 75 percent of the votes then entitled to be cast for the election of directors~~ a majority of the shares then outstanding. At any meeting of shareholders at which one or more directors are removed, a majority of ~~votes~~ shares then ~~entitled to be cast~~ outstanding for the election of directors may fill any vacancy created by such removal. If any vacancy created by removal of a director is not filled by the shareholders at the meeting at which the removal is effected, such vacancy may be filled by a majority vote of remaining directors. The provisions of this Article V, Section B, may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of not less than 75 percent of the votes then entitled to be cast for election of directors.”

Required Vote

The Proposed Amendment requires the approval of 75 percent of the votes then entitled to be cast for the election of directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting and will have the same effect as a vote against this proposal.

In the event the shareholders do not approve this proposal, the Articles will remain unchanged and 75 percent of the votes then entitled to be cast for the election of directors would continue to be required in order to remove directors.

Recommendations of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote FOR the approval of the amendment to the Articles of Incorporation to effectuate the Proposed Amendments. If a quorum is present, this proposal will be approved with the affirmative vote FOR by at least 75% of the votes then entitled to be cast for the election of directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will have no effect on the determination of the outcome of this proposal. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

NOTE REGARDING PROPOSALS 3 AND 4

Proposals No. 3 and 4 pertain to amending the Company’s Articles. The Board has unanimously adopted the amendments to the Articles as set forth in Appendix A, which include the amendments proposed from both Proposals No. 3 and 4 (the “Articles Amendment”), and is submitting for shareholder approval the provisions to be amended. The Articles Amendment, including only those amendments adopted by the shareholders, will become effective upon filing with the Secretary of State of the State of Oregon, which we intend to do promptly upon approval of one or more of the proposed amendments at the Annual Meeting. The only changes to the Company’s existing Articles are as set forth in the Articles Amendment. None of these proposals are conditioned upon the approval of any other proposal, so a negative vote on one proposal will not affect the vote on any other proposal.

PROPOSAL 4: APPROVAL OF AMENDMENT NO. 2 TO ARTICLES OF INCORPORATION

TO ADOPT A MAJORITY VOTE STANDARD TO BE USED TO AMEND, ALTER, CHANGE

OR REPEAL THE PROVISION RELATING TO THE REMOVAL OF DIRECTORS IN THE

ARTICLES OF INCORPORATION

The Board has adopted, and recommends that the Company’s shareholders approve, edits to Article V.B. of the Company’s Articles to remove the supermajority voting requirement to amend, alter, change or repeal the provision relating to the removal of directors in the Company’s Articles (the “Proposed Deletion”).

An explanation of the Proposed Deletion is included below. Other than as described herein, the approval of the Proposed Deletion will not have any effect on your rights as a shareholder.

Background

At the 2015 Annual Meeting of Shareholders, a majority of our shareholders supported a shareholder proposal requesting that the Board take the steps necessary to cause the Company to eliminate the voting requirement in each of the Articles and the Bylaws that calls for greater than a simple majority vote, and replace all such “supermajority” requirements with a majority of the votes cast standard. The Articles contain such a requirement, with Article V, Section B providing that the holders of 75 percent of the votes then entitled to be cast for the election of directors must approve any amendment, alteration, change or repeal of the provision in the Articles relating to the removal of directors.

The Board regularly considers shareholder voting issues and has monitored the evolving debate on best practices among corporate governance experts, companies and investors with respect to supermajority voting requirements.

The Board recognizes the growing sentiment that the elimination of supermajority voting provisions in a company’s constituent documents increases a Board’s accountability to shareholders and increases the ability of shareholders to participate effectively in corporate governance. The Board believes that meaningful shareholder participation is critical to the Company’s success.

After considering the foregoing issues and the results of the shareholder vote in 2015, the Board has determined to recommend that the Proposed Deletion be reflected in the Articles. The Board therefore has approved and recommends shareholder approval of an amendment to Article V of the Articles to delete the supermajority voting requirement with respect to the amendment, alteration, change or repeal of the director removal provisions of Article V, Section B.

Summary of Proposed Deletion

Under the Proposed Deletion, the provision in the Articles relating to the removal of directors may be amended, altered, changed or repealed upon the vote of a majority of the votes cast.

The Proposed Deletion is set forth below, with deletions indicated by strikeout:

“B. Prior to and until the time at which the Board of Directors ceases to be classified pursuant to this Article V, Section A, all or any number of the directors of the Corporation may be removed only for cause and at a meeting of shareholders called expressly for this purpose, by the vote of 75 percent of the votes then entitled to be cast for the election of directors. From and after the time at which the Board of Directors ceases to be classified pursuant to this Article V, Section A, any director may be removed with or without cause, by the vote of 75 percent of the votes then entitled to be cast for the election of directors. At any meeting of shareholders at which one or more directors are removed, a majority of votes then entitled to be cast for the election of directors may fill any vacancy created by such removal. If any vacancy created by removal of a director is not filled by the shareholders at the meeting at which the removal is effected, such vacancy may be filled by a majority vote of remaining directors. ~~The provisions of this Article V, Section B, may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of note less than 75 percent of the notes then entitled to be cast for election of directors.”~~

Required Vote

The Proposed Deletion requires the approval of 75 percent of the votes then entitled to be cast for the election of directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting and will have the same effect as a vote against this proposal.

In the event the shareholders do not approve this proposal, the Articles will remain unchanged and 75 percent of the votes then entitled to be cast for the election of directors would continue to be required in order to amend, alter, change or repeal the provisions relating to the removal of directors in the Articles.

Recommendations of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote FOR the approval of the amendment to the Articles of Incorporation to effectuate the Proposed Deletion. If a quorum is present, this proposal will be approved with the affirmative vote FOR by at least 75% of the votes then entitled to be cast for the election of directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will have no effect on the determination of the outcome of this proposal. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

PROPOSAL 5: SHAREHOLDER PROPOSAL

The UAW Retiree Medical Benefits Trust, the beneficial owner of more than $2,000 worth of our Common Stock, has notified the Company that it intends to present a proposal at the Annual Meeting. The shareholder proposal is set forth below. The Company is not responsible for the accuracy of the proposal or the proponent’s supporting statement. Shareholders should be aware that this shareholder proposal is simply a precatory request that the Board of Directors take the action stated in the proposal.

RESOLVED: Shareholders of FLIR Systems, Inc. (“FLIR”) ask the board of directors (“Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. The bylaw should require FLIR to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (defined below) of any person nominated for election to the board by a shareholder or group (“Nominator”) satisfying the criteria below. It should also allow shareholders to vote on such nominee on FLIR’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials should not exceed one quarter of the directors then comprising the Board. This bylaw, which would supplement existing rights, should provide that a Nominator must:

a) have beneficially owned 3% or more of FLIR’s outstanding common stock continuously for at least three years; give FLIR, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (information required by this subsection (b) is the “Disclosure”); and

b) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with FLIR shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than FLIR’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at FLIR.

The Nominator may submit a statement not exceeding 500 words in support of each nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable rules, and the priority to be given when nominations by multiple Nominators exceed the one-quarter limit.

Supporting Statement

We believe proxy access is a fundamental shareholder right that will make directors more accountable and enhance shareholder value. A 2014 study by the CFA Institute concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed bylaw terms enjoy strong investor support. Votes on proxy access proposals averaged approximately 55% in 2015, as of July 26 (http://corpgov.law.harvard.edu/2015/08/10/proxy-access-proposals/) and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon. The Council of Institutional Investors recently issued best practices for proxy access endorsing the 3% ownership threshold (with no limit on the number of nominating shareholders in a group) we propose. (CII, “Proxy Access: Best Practices,” at 3 (Aug. 2015))

Board of Directors Statement in Opposition to the Shareholder Proposal

Our Board and Corporate Governance Committee have carefully considered this shareholder proposal and do not believe that its adoption, in the form proposed, is in the best interests our Company or our shareholders at this time. In particular, this proposal is potentially harmful to the effectiveness of the board and director nomination process, advances a solution for a problem that does not exist at our Company, does not take into account the effective voice our shareholders already have, and would introduce an unnecessary and potentially expensive and destabilizing dynamic into the board election process. Proxy access as advanced by this proposal could encourage a short-term perspective and limit our Board’s ability to serve the long-term interests of all our shareholders. As detailed above in connection with the removal of the supermajority voting provisions in our Articles and Bylaws, we have demonstrated our willingness to listen and respond to the concerns of our shareholders. We believe that any proxy access provision we adopt should be thoughtfully designed to protect the best interests of all our shareholders without unduly risking the costs and distractions associated with encouraging unnecessary contests in director elections.

Allowing shareholders to use company proxy materials for contested director elections will not improve our corporate governance. Rather, proxy access could harm our company, Board and shareholders by:

•

Significantly Disrupting Company and Board Operations.    With proxy access, contested director elections could become routine. Divisive proxy contests would regularly and substantially disrupt company affairs and the effective functioning of our Board. We would be compelled to devote significant financial resources in support of Board-nominated candidates, and our management and directors would be required to divert their time from managing and overseeing company business to supporting Board director nominees.

•

Balkanizing the Board of Directors.    The election of shareholder-nominated directors could create factions on the Board, leading to dissension and delay and thereby impeding the Board’s ability to function effectively. A politicized Board cannot effectively serve the best interests of all our shareholders.

•

Discouraging Highly Qualified Director Candidates from Serving.    The prospect of routinely standing for election in a contested situation would deter highly qualified individuals from Board service. Such prospect also may cause our incumbent directors to become excessively risk averse, thereby impairing their ability to provide sound and prudent guidance with respect to all of our operations and interests.

•

Enhancing the Ability of Special Interest Groups to Elect Directors.    Proxy access could facilitate the nomination of directors who are more interested in furthering the particular agendas of the shareholders who nominated them, rather than the interests of all shareholders and our long-term business goals.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote AGAINST the shareholder proposal as included in this Proxy Statement. If a quorum is present, in order to approve the shareholder proposal, the number of votes cast FOR the proposal must exceed the number of votes cast AGAINST the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will have no effect on the determination of the outcome of this proposal.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s systems of internal controls and the independence and performance of the independent registered public accounting firm. The Audit Committee is comprised of four non-employee directors, each of whom is an independent director as defined in Section 10A(m) of the Exchange Act, and Rule 10A-3 promulgated thereunder, and by the listing rules of NASDAQ. The Board of Directors has determined that Mr. Smith qualifies as an “audit committee financial expert” for purposes of regulations of the SEC. The Audit Committee operates pursuant to a written charter approved by the Board of Directors. The charter is reviewed annually. A copy of the charter is available for review on the Company’s website at www.flir.com/investor.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation, presentation and integrity of the consolidated financial statements in accordance with United States generally accepted accounting principles. The Company’s independent registered public accounting firm is accountable to the Audit Committee and is responsible for performing an independent audit of those consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the Company’s consolidated financial statements with United States generally accepted accounting principles and on the Company’s internal control over financial reporting. The Audit Committee acts in an oversight capacity and its responsibility is to monitor and review these processes. The Audit Committee selects, hires and evaluates the independent registered public accounting firm. In its oversight role, the Audit Committee relies, without independent verification, on management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with United States generally accepted accounting principles, and on the report of the Company’s independent registered public accounting firm, KPMG LLP, with respect to the Company’s consolidated financial statements.

The Audit Committee held five meetings during fiscal year 2015. At each of these meetings, the Audit Committee met with senior members of the Company’s financial management team, the Company’s President and Chief Executive Officer and the Company’s independent registered public accounting firm. The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee held private sessions with KPMG LLP as required, at which discussions of financial management, accounting and internal controls took place. The Audit Committee reviewed with KPMG LLP the overall scope and plans for their audit, the results of the audit examinations, the effectiveness of the Company’s internal controls and the quality of the Company’s financial reporting.

The Audit Committee also discussed with representatives of KPMG LLP the matters required to be communicated by the statement on Auditing Standards No. 16 “Communication with Audit Committees” as adopted by the PCAOB. The PCAOB requires the Company’s independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of its audit of the Company’s consolidated financial statements with respect to:

•	Its responsibility under professional standards;

•	Significant accounting policies;

•	Critical accounting policies and practices;

•	Qualitative aspects of accounting practices;

•	Significant management judgments and accounting estimates;

•	Uncorrected and corrected misstatements;

•	Disagreements with management;

•	Management’s consultation with other accountants;

•	Significant issues discussed, or subject to correspondence with management;

•	Significant difficulties encountered during the audit;

•	Other significant findings or issues; and

•	Confirmation of audit independence.

The Audit Committee discussed with KPMG LLP its independence. KPMG LLP provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence to the effect that, in its professional judgment, KPMG LLP is independent of the Company under PCAOB Rule 3520 and all other relevant professional and regulatory standards. The Audit Committee also discussed with KPMG LLP that the provision of non-audit services was compatible with KPMG LLP maintaining its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved and recommended, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

THE AUDIT COMMITTEE

Michael T. Smith, Chair
Catherine A. Halligan
Angus L. Macdonald
Steven E. Wynne

DATES FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING OF
SHAREHOLDERS

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders. Any such proposal must be received by the Company not later than November 7, 2016. Alternatively, under the Company’s Bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Corporate Secretary of the Company not less than 90 days (i.e., not after January 22, 2017) nor more than 120 days (i.e., not before December 23, 2016) prior to the anniversary date of the prior year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of an annual meeting date was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

COST OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. Officers, other employees and directors may solicit proxies personally or by telephone without any addition to their regular compensation. Upon request, we will reimburse the reasonable costs incurred by brokers, banks, or other nominees for mailing proxy materials and annual shareholder reports to the beneficial owners of the shares they hold of record.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended December 31, 2015 with the SEC. Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Investor Relations, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070.

Shareholders Sharing the Same Last Name and Address

If you own your shares through a broker, bank or other nominee, the Company is sending only one Proxy Statement or notice of availability of proxy materials to you if you share a single address with another shareholder unless we received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce the Company’s printing and mailing costs. If you received only one copy of this Proxy Statement or a notice of availability of proxy materials and wish to receive a separate copy for each shareholder at your household, or if, at any time, you wish to resume receiving separate proxy statements or notices of availability of proxy materials, or if you are receiving multiple proxy statements or notices of availability of proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070 or calling Investor Relations at (503) 498-3547, and we will promptly deliver additional materials or refrain from delivering additional materials, as requested.

Electronic Delivery of Proxy Materials and Annual Report

This Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available on the Company’s website at www.flir.com/investor. If you own your shares through a broker, bank or other nominee, instead of receiving paper copies in the mail of next year’s proxy statement and annual report or a notice of availability of proxy materials, you can elect to receive an e-mail message that will provide a link to these documents by contacting the institution that holds your shares. By opting to access your proxy materials online, you will reduce the amount of mail you receive, help conserve natural resources and reduce the Company’s printing and mailing costs.

By Order of the Board of Directors

Earl R. Lewis
Chairman of the Board of Directors

Wilsonville, Oregon

March 9, 2016

Appendix A

SIXTH AMENDMENT

TO

SECOND RESTATED ARTICLES OF INCORPORATION

OF

FLIR SYSTEMS, INC.

ARTICLE V of the Second Restated Articles of Incorporation, as amended, of FLIR Systems, Inc., an Oregon corporation (the “Corporation”) is hereby amended in its entirety as follows:

A. The number of directors of the Corporation shall be not less than five nor more than twelve, and within such limits, the exact number shall be fixed and increased or decreased from time to time by resolution of the Board of Directors. At each annual meeting of shareholders beginning in 2014, directors shall be elected annually for one-year terms expiring at the next succeeding annual meeting of shareholders.

B. Any director may be removed only for cause at a meeting of shareholders called expressly for that purpose, by the vote of a majority of the shares then outstanding. At any meeting of shareholders at which one or more directors are removed, a majority of the shares then outstanding for the election of directors may fill any vacancy created by such removal. If any vacancy created by removal of a director is not filled by the shareholders at the meeting at which the removal is effected, such vacancy may be filled by a majority vote of the remaining directors.

Shareholder action was required to adopt the amendment, which was duly adopted on [            ], 2016. The vote was as follows:

Class or Series of Shares	Number of Shares Outstanding		Number of Votes Entitled to be Cast		Number of Votes Cast FOR		Number of Votes Cast AGAINST
Common	[	]	[	]	[	]	[	]

A-1

FLIR SYSTEMS, INC.

27700 SW PARKWAY AVENUE

WILSONVILLE, OR 97070

ATTENTION:  HEATHER CHRISTIANSEN

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E04321-P71944-Z67499	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLIR SYSTEMS, INC.

The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors
	Nominees:		For	Against	Abstain					For	Against	Abstain
1a.	John D. Carter		☐	☐	☐
1b.	William W. Crouch		☐	☐	☐		1i.	John W. Wood, Jr.		☐	☐	☐
1c.	Catherine A. Halligan		☐	☐	☐		1j.	Steven E. Wynne		☐	☐	☐
1d.	Earl R. Lewis		☐	☐	☐	2.

To ratify the appointment by the Audit Committee of the Company’s Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016.

										☐	☐	☐
1e.	Angus L. Macdonald		☐	☐	☐	3.

The Amendment no. 1 to the Company’s Second Restated Articles of Incorporation to eliminate the supermajority voting requirement and adopt a simple majority voting standard for the removal of directors, as described in the proxy statement.

										☐	☐	☐
1f.	Michael T. Smith		☐	☐	☐	4.

The Amendment no. 2 to the Company’s Second Restated Articles of Incorporation to eliminate the supermajority voting requirement and adopt a simple majority voting standard to amend, alter, change or repeal the provision relating to the removal of directors in the Company’s Second Restated Articles, as described in the proxy statement.

										☐	☐	☐
1g.	Cathy A. Stauffer		☐	☐	☐
1h.	Andrew C. Teich		☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.					☐	The Board of Directors recommends you vote AGAINST the following proposal:
Please indicate if you plan to attend this meeting.			☐	☐		5.	The shareholder proposal regarding proxy access, as included in the proxy statement.			☐	☐	☐
			Yes	No		NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date						Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E04322-P71944-Z67499

FLIR SYSTEMS, INC.

Annual Meeting of Shareholders

April 22, 2016 10:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Todd M. DuChene and Heather F. Christiansen, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of FLIR SYSTEMS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, PDT on April 22, 2016, at FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, OR 97070, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side